EXHIBIT  10.9

THE REPUBLIC OF THE GAMBIA

PETROLEUM (EXPLORATION, DEVELOPMENT & PRODUCTION) LICENCE

BLOCK A5

CAMAC Energy A5 (Gambia) Ltd.

TABLE OF CONTENTS

ARTICLE 1: DEFINITIONS AND INTERPRETATION	2
1.1 Defined Terms	2
1.2 Interpretation	11
1.3 Annexes	13
ARTICLE 2: EXCLUSIVITY, TERM, EXPLORATION PERIOD AND DEVELOPMENT AND PRODUCTION PERIOD
2.1 Exclusivity	13
2.2 Term	13
2.3 Exploration Period	13
2.4 Exploration Period Special Extensions	15
2.5 Development and Production Period	16
ARTICLE 3: WORK OBLIGATIONS	16
3.1 Work Obligations	16
3.2 Exploration Well Requirements	18
ARTICLE 4: WORK PROGRAMMES AND BUDGETS	18
4.1 Submission of Work Programme and Budget	18
4.2 Work Programme and Budget Content	18
4.3 Work Programme and Budget Amendments	19
4.4 Approval of Work Programme and Budget	19
ARTICLE 5: RELINQUISHMENT OF AREAS	21
5.1 Mandatory Periodic Relinquishment	21
5.2 Relinquishment of Non-Commercial Discoveries, Potentially Commercial Discoveries and Areas Surrounding Dry Wells	21
5.3 Retention of Potentially Commercial Discoveries	23
5.4 Conditions of Relinquishment	23
ARTICLE 6: DISCOVERY, APPRAISAL AND DEVELOPMENT	24
6.1 Initial Notice of Discovery	24
6.2 Discovery Merits Appraisal	26
6.3 Appraisal Programme Report	27
6.4 Scope of Discovery Areas	28
6.5 Proposed Development and Production Plan Requirement and Content	29
6.6 Approval of Proposed Development and Production Plan	31
6.7 Amendments to Proposed Development and Production Plan	32
ARTICLE 7: ROYALTIES, BONUSES, RENTALS, PAYROLL TAX AND DEVELOPMENT LEVY	33
7.1 Royalties, Rentals, Payroll Tax and Development Levy	33
7.2 Royalty Payment Generally	34
7.3 Royalty Amount	34
7.4 Royalty Taken in Kind and Quantities Produced in Testing	35
7.5 Royalty Partly Taken in Kind	36
7.6 Defined Terms Relating to Royalties	36
7.7 Royalty Statements	37
7.8 Royalty Payment Timing	37

i

7.9 Rental Payments	37
7.10 Signature Bonus	38
7.11 Development and Production Plan Bonuses	39
7.12 Production Bonuses	39
7.13 Additional Profits Tax	40
7.14 Payroll Tax and National Development Levy	40
7.15 Income Tax Clarifications	40
ARTICLE 8: CONDUCT OF PETROLEUM OPERATIONS	41
8.1 Standard of Petroleum Operations	41
8.2 Content of Petroleum Operations	41
8.3 Natural Gas Flaring	42
8.4 No Perimeter Wells	43
8.5 Survey Obligations	43
8.6 Conduct of the Parties	43
ARTICLE 9: VALUATION OF CRUDE OIL	45
9.1 Fair Market Value of Crude Oil	45
9.2 Determination of Average Prices	48
9.3 Annual Meeting	49
9.4 Interim Royalty Calculations	49
9.5 Derivative Contracts	50
ARTICLE 10: NATURAL GAS	50
10.1 Non-Associated Gas Discovery	50
10.2 Valuation of Royalty on Non-Associated Gas	50
10.3 Associated Gas	51
ARTICLE 11: MARKETING AND DOMESTIC SUPPLY OBLIGATIONS	51
11.1 Domestic Supply Obligation	51
11.2 Price of Domestic Supply	51
11.3 Marketing of Government’s Share of Crude Oil	51
ARTICLE 12: GAMBIAN RESOURCES AND CORPORATE SOCIAL RESPONSIBILITY	52
12.1 Use of Domestic Goods and Services	52
12.2 Corporate Social Responsibility	52
ARTICLE 13: EMPLOYMENT AND TRAINING	53
13.1 Work Permits	53
13.2 Employment of Gambian Citizens	53
13.3 Expenditure on Training and Resources	53
ARTICLE 14: ASSETS AND INSURANCE	55
14.1 Surrender of Assets after Term	55
14.2 Disposal of Assets During Term	55
14.3 Insurance	56
14.4 Restoration	56
ARTICLE 15: IMPORT DUTIES	57
15.1 Import Duty Exemptions	57
15.2 Disposal of Imported Items	57
15.3 Imports by Expatriate Employees	57
ARTICLE 16: FOREIGN EXCHANGE	58
16.1 Licensee’s Foreign Exchange Rights	58

16.2 Expatriate Employee Foreign Exchange Rights	59
ARTICLE 17: FINANCIAL GUARANTEE	59
17.1 Financial Guarantee Amounts	59
17.2 Claims Under Financial Guarantee	60
ARTICLE 18: GOVERNMENT PARTICIPATION	60
18.1 Participating Interest	60
18.2 Exercise of Option to Acquire Participating Interest	60
18.3 No Reimbursement of Past Expenses	61
18.4 Liability for Future Development and Production Expenses	61
18.5 Operating Agreement	62
18.6 Ownership by National Oil Company of The Gambia	62
ARTICLE 19: RECORDS, REPORTS AND CONFIDENTIALITY	62
19.1 Exploration Record Requirements	62
19.2 Maps and Plans	63
19.3 Production Reporting Requirements	63
19.4 Development and Production Record Requirements	64
19.5 Retention of Core and Cutting Samples	66
19.6 Export of Samples	67
19.7 Property and Assets Records	67
19.8 Accounting and Tax Records and Reports	67
19.9 Confidentiality	68
19.10 Surrender of Records on Relinquishment	70
ARTICLE 20: AUDITS	71
20.1 Accounting Procedure Audit Rights	71
20.2 Statutory Audit Rights	72
ARTICLE 21: ASSIGNMENT	72
21.1 No Assignment Without Consent	72
21.2 Assignment Free of Transfer Fees	73
ARTICLE 22: MEASUREMENT OF PETROLEUM	73
22.1 Measurement of and Title to Petroleum	73
22.2 Changes in Measurement Methods	73
22.3 Verification of Measurement Methods	73
22.4 Consequences of Inaccurate Measurement Methods	73
22.5 Pressure of Natural Gas	74
ARTICLE 23: DOMESTIC UNITIZATION AND JOINT DEVELOPMENT	74
23.1 Domestic Unitization Order	79
23.2 Joint Development of Infrastructure	79
ARTICLE 24: DIRECTIONS REGARDING PETROLEUM RESERVOIR ACROSS BOUNDARIES	79
24.1 Cross-Border Unitization	79
24.2 Observation of Cross-Border Unitization Scheme	79
24.3 Amendments to Domestic Unitization Scheme	79
ARTICLE 25: APPLICABLE LAW	80
25.1 Governing Law	80
ARTICLE 26: SURRENDER AND TERMINATION	80
26.1 Surrender of Rights	80
26.2 Termination	81
26.3 Notice of Termination	82

26.4 Cure Rights	82
26.5 Consequences of Surrender or Termination or Expiry of Term	82
ARTICLE 27: FORCE MAJEURE	83
27.1 Relief for Force Majeure	83
27.2 Definition of Force Majeure	83
27.3 Exclusions from Force Majeure	84
27.4 Notice of Force Majeure	85
27.5 Mitigation	85
27.6 Extension of Term for Force Majeure	85
ARTICLE 28: ARBITRATION	86
28.1 Amicable Settlement Efforts	86
28.2 Notification	86
28.3 Arbitration	86
28.4 Arbitration Rules	86
28.5 Law Governing the Arbitration	87
28.6 Number of Arbitrators	87
28.7 Method of Appointment of the Arbitrators	87
28.8 Consolidation	87
28.9 Place of Arbitration	88
28.10 Language	88
28.11 Entry of Judgment	89
28.12 Service	89
28.13 Conservatory and Provisional Measures	89
28.14 Expert Determination	91
28.15 Waiver of Sovereign Immunity	91
28.16 Government’s Dispute Resolution Financing Option	92
28.17 Confidentiality of Dispute Resolution Proceedings	93
ARTICLE 29: INDEMNITY	93
29.1 Indemnity	93
ARTICLE 30: NOTICES	94
30.1 Method of Notice	94
30.2 Addresses for Notice	94
ARTICLE 31: MISCELLANEOUS	96
31.1 Stability	96
31.2 Inconsistencies	96
31.3 Waivers	96
31.4 Amendments	97
31.5 Time of the Essence	97
31.6 Payments	97
31.7 Entire Agreement	97
31.8 Successors and Assigns	97
31.9 Severability	97
ANNEX “A” DESCRIPTION OF LICENCE AREA	99
ANNEX “B” MAP OF LICENCE AREA	100
ANNEX “C” ROYALTY	101
ANNEX “D” FORM OF BANK GUARANTEE	103

(This  Page Left Blank Intentionally.)

PETROLEUM LICENCE

Dated the 24th day of May, 2012

BETWEEN:

THE REPUBLIC OF THE GAMBIA, represented for these purposes by The Minister of

Petroleum

AND

CAMAC Energy A5 (Gambia) Ltd. with its registered office in George Town, Grand

Cayman

WHEREAS:

(A)	Subject to the Act, all rights relating to the ownership, exploration, development, production and disposal of Petroleum existing in its natural state in The Gambia are vested in the State;

(B)	The Minister of Petroleum is responsible for the regulation of the Petroleum industry in The Gambia;

(C)	The Minister of Petroleum received an expression of interest for the Licensee in relation to the conduct of Petroleum Operations in the License Area;

(D)	The Licensee is ready, willing and able to undertake Petroleum Operations in theLicence Area;

(E)
The Licensee has represented and confirmed to the Minister of Petroleum that the Licensee has the required financial capability, technical competence, and resources necessary to undertake Petroleum Operations in the manner set out in this Licence and the Act;

As of the date first written above the Parties agree as follows:

ARTICLE 1:       DEFINITIONS AND INTERPRETATION

1.1        Defined Terms

In this Licence the following capitalized words shall have the following meanings, and capitalized words used in this Licence and not defined below shall have the meanings given to them in the Act and the Income Tax Act:

“Abandonment” means all actions associated with permanently ceasing a significant operation (such as the drilling of a Well, conducting a Flow Test, or Development and Production Operations) and remedying the effects of that operation on the surrounding area in accordance with Best Industry Practice and includes the plugging of a Well, the removal and salvage of associated equipment, site restoration and all other such operations required by the Act and the Commissioner; and “Abandon” and other such word derivatives shall be construed accordingly.

“Abandonment Fund” means any account or fund established by agreement of the Licensee and the Commissioner, including any revision or alteration thereof agreed by the Licensee and the Commissioner, for which the Licensee shall be required to make periodic contributions to fund some or all future Abandonment obligations arising in connection with Petroleum Operations.

“Act” means the Petroleum (Exploration, Development and Production) Act, 2004 of The Gambia, which is amended by the Petroleum (Exploration, Development and Production) (Amendment) Act, 2007.

“Additional Profits Tax” has the meaning given to it in the Tax Schedule.

“Affiliate” means, with respect to any Person, any other Person which is affiliated with such Person, and for the purposes of this Licence:

(a)	two Persons will be considered to be affiliated with each other if one of them controls the other, or if both of them are controlled by a common third Person; and

(b)
one Person will be considered to control another Person if it has the power to direct or cause the direction of the management and policies of the other Person, whether directly or indirectly, through one or more intermediaries or otherwise, and whether by virtue of the ownership of shares or other equity interests, the holding of voting rights or contractual rights, or otherwise.

“Applicable Laws” has the meaning given to it in the Act.

“Appraisal Operations” means that portion of Exploration Operations following a Commercial Discovery which is conducted for the purpose of delineating the Discovery Area in which that Commercial Discovery is located in terms of thickness and lateral extent and ascertaining the extent, volume and commerciality of recoverable Petroleum from the Reservoir  enclosed  by  that  Discovery  Area,  including  the  drilling  and  completion  of Appraisal Wells and any activities or operations in connection with preparing or proposing a Proposed Development and Production Plan (which includes reservoir analysis, engineering, environmental and economic data gathering and analysis).

“Appraisal Programme” means a programme for the conduct of Appraisal Operations.

“Appraisal Well” means any Well which is not an Exploration Well and which has a proposed bottom hole location inside a Discovery Area in which a Commercial Discovery is located and which is drilled or to be drilled or Deepened prior to the commencement of Development and Production Operations in respect of that Discovery Area.

“Approved Derivative Contracts” means Derivative Contracts that have been approved by the Commissioner pursuant to Clause 9.5.

“Approved  Development  and  Production  Plan”  means  a  Proposed  Development  and Production Plan approved in accordance with Clause 6.6.

“Approved Work Programme and Budget” means a Work Programme and Budget approved in accordance with Clause 4.4.

“Associated  Gas”  means  Natural  Gas  that  is  produced  with  Crude  Oil  from  the  same Reservoir.

“Authorized Officer” has the meaning given to it in the Act.

“Bank Guarantee” means a bank guarantee, applicable to the Initial Exploration Period, First Extension Exploration Period, Second Extension Exploration Period or any subsequent Extension Exploration Period as the case may be, in the form attached as Annex “D”.

“Barrel” means a quantity consisting of 42 United States gallons, liquid measure, corrected to a temperature of 60° Fahrenheit, under one atmosphere of pressure.

“Best Industry Practice” has the meaning given to it in the Act.

“Cap Gas” means the portion of a Reservoir occupied by free Natural Gas which is in contact with Crude Oil in the Reservoir.

“Commercial Discovery” means a Discovery from which the anticipated rate of Production would reasonably warrant drilling Appraisal Wells into the Discovery Area in which that Discovery is located.

“Commissioner” means the Commissioner for Petroleum Exploration, Development and

Production appointed by the President of The Gambia pursuant to the Act.

“Crude Oil” means any hydrocarbon which is in a liquid state at the wellhead or gas/oil separator or which is extracted from Natural Gas in a plant, including distillate and condensate.

“Deepening” means an operation whereby a Well is drilled to a target Interval below the deepest Interval to which the Well was previously drilled; and “Deepen” and other such word derivatives shall be construed accordingly.

“Delivery Point” has the meaning given to it in Clause 7.4(a).

“Derivative Contracts” means hedges or other similar financial instruments entered into by the Licensee for the purpose of mitigating the risk of fluctuations in the price of Petroleum produced from the Licence Area.

“Development and Production Area” means one or more Discovery Areas as delineated in an Approved Development and Production Plan.

“Development   and   Production   Operations”   means   those   operations   or   activities undertaken  to  commence  Production  or  to  sustain  Production  once  Production  has commenced (as the case may be), including the drilling and completion of Development and Production Wells but excluding Exploration Operations and Appraisal Operations and the word “Development” shall be construed accordingly.

“Development and Production Period” has the meaning given to it in Clause 2.5.

“Development and Production Plan Bonus” means the amount described in Clause 7.11 payable by the Licensee upon the approval, pursuant to Clause 6.6, of a Proposed Development and Production Plan.

“Development and Production Well” means any Well other than an Exploration Well or Appraisal Well and which has a proposed bottom hole location inside a Development and Production Area.

“Direct Operating Cost” has the meaning given to it in the Tax Schedule.

“Discovery” means the discovery of a Reservoir containing Petroleum not previously proven by the drilling of a Well with Petroleum productivity being demonstrated by either:

(a)	Petroleum being recovered at the surface in a flow measurable by conventional industry testing methods; or

(b)	Reservoir fluid content and deliverability being demonstrated using petrophysical and other subsurface evaluation technologies.

“Discovery Area” means, at the relevant time, the aerial extent of a Discovery in the form of a box or rectangle, defined:

(a)	vertically from the surface to the Geological Basement; and

(b)	horizontally 1 kilometers from the outermost area delimited by the mapped and interpreted closure for that Discovery, as determined pursuant to Clause 6.3.

“Dispute” has the meaning given to it in Clause 28.1. “Dollars” or “$” means United States Dollars. “Effective Date” means the date first written above.

“Environmental Impact Assessment” has the meaning given to it in the Act.

“Evaluation Period” means the period commencing on the date of a Discovery and ending on the earlier of: (a) the date the Licensee notifies the Commissioner pursuant to Clause 6.1(a)(iv) whether the Discovery is a Non-Commercial Discovery, a Potentially Commercial Discovery or a Commercial Discovery; and  (b) six (6) months from the date of the Discovery. However, if the Licensee notifies the Commissioner that the Discovery merits further appraisal, both Parties can negotiate a further extension of the Evaluation Period.

“Expatriate Employee” means any employee of the Licensee or its Subcontractors who is not normally resident in The Gambia.

“Exploration” has the meaning given to it in the Act.

“Exploration Operations” means geoscientific studies and operations carried out for or in connection with the search for Petroleum in the Licence Area by geological, geophysical, or photogeological surveys (including remote sensing techniques and site surveys), the drilling and completion of Exploration Wells, Appraisal Operations (including the drilling and completion of Appraisal Wells) and activities connected therewith.

“Exploration Period” means the period described in Clause 2.3.

“Exploration Well” means a Well:

(a)
drilled in the course of Exploration Operations for the purpose of detecting the existence of a Reservoir or Reservoirs at a place, position or depth where such Reservoir or Reservoirs have not been previously known to exist; and

(b)	whose proposed bottom hole location is located:

(i)
outside any Discovery Area or Development and Production Area and within a Producing Interval that is (A) higher than the highest point in a Discovery Area or (B) lower than the deepest point in a Discovery Area; or

(ii)
more than 5 kilometres from an existing Well where such distance is measured from the coordinates where the existing Well penetrated, and the subject Well is anticipated to penetrate, the applicable Producing Interval.

“Extended Flow Test” means a Flow Test that Petroleum flows from a Well for a period exceeding 10 days with the intent to help define or help determine the geometric limits, content and productivity of a Reservoir or Reservoirs.

“Extension Bonus” means a bonus payable by the Licensee to the Government pursuant to Clause 2.3 in respect of an extension following the Second Extension Exploration Period.

“Extension Exploration Period” means the First Extension Exploration Period, the Second Extension Exploration Period, or any additional finite period by which the Exploration Period is extended pursuant to Clause 2.3(a)(iii), as the context requires.

“Financial Guarantee” has the meaning given to it in the Act.

“First Extension Exploration Period” has the meaning given to it in Clause 2.3(a)(ii)(A).

“Flow  Test” means a test to measure a Reservoir’s ability of flowing Petroleum to the surface, the percentage or volume of water (if any) in the Reservoir, liquid and gas gravities, the shut-in pressure prior to testing and other technical data.

“Geological Basement” means any igneous or metamorphic rock or any Interval in and below which the geological structure or physical characteristics of the rock sequence do not have the properties necessary for the accumulation of Petroleum in commercial quantities and which reflects the maximum depth at which any such accumulation can be reasonably expected.

“Government” means The Republic of The Gambia.

“Health, Safety and Environment Laws” has the meaning given to it in the Act.

“Income Tax Act” means the Income and Sales Tax Act, 2004 of The Gambia, which is amended by Income and Sales Tax (Amendment) Act, 2007 and Income and Sales Tax (Amendment) (No.2) Act, 2007.

“Initial Exploration Period” has the meaning given to it in Clause 2.3(a)(i).

“Interval” means a recognizable vertical section or unit of rocks that is distinct from that above or below.

“Licence Area” means on the Effective Date the rectangular area described in Annex “A” and shown on the map in Annex “B”, as reasonably extended to the Geological Basement but thereafter excludes any portions (including three dimensional portions) of that area in respect of which the Licensee’s rights under this Licence have been relinquished or surrendered pursuant to this Licence.

“Licensee” means CAMAC Energy A5 (Gambia) Ltd. and its successors and permitted assigns.

“Minister of Petroleum” means the Minister of the Ministry of Petroleum responsible for Petroleum industry.

“Natural Gas” means hydrocarbons which are gaseous under normal atmospheric conditions and includes wet gas, dry gas and residue gas remaining after the extraction of liquid hydrocarbons from wet gas.

“Net Income from Petroleum Operations” has the meaning given to it in the Tax Schedule.

“Non-Associated Gas” means Natural Gas other than Cap Gas and Associated Gas.

“Non-Commercial Discovery” means a Discovery that is neither a Potentially Commercial Discovery nor a Commercial Discovery.

“Party”  means  the  Licensee  (including  each  Person  constituting  the  Licensee)  or  the Government, as the context requires, and “Parties” means both of them.

“Person” means any individual, sole proprietorship, partnership, firm, entity, unincorporated association,  unincorporated  syndicate,  unincorporated  organization,  trust  (including  a business trust), body corporate, company, joint stock company, joint venture, governmental authority, and where the context requires any of the foregoing when they are acting as trustee, executor, administrator or other legal representative.

“Petroleum” has the meaning given to it in the Act.

“Petroleum Operations” has the meaning given to it in the Act.

“Potentially  Commercial  Discovery”  means  a  Discovery  that  is  not  a  Commercial Discovery and which the Licensee reasonably believes may become a Commercial Discovery prior to the end of the Exploration Period.

“Producing Interval” means an Interval that is, or is reasonably expected to be (as the case may be), Productive.

“Production” means, as the context requires, (a) the flowing of Petroleum from a Reservoir to the surface, for a purpose other than a Flow Test, or (b) the Petroleum that has been flowed from a Reservoir to the surface and saved, and not consumed in the operations causing the flow of such Petroleum to the surface; and “Produced” and other such word derivatives shall be construed accordingly.

“Proposed Development and Production Plan” means the detailed document required in order to obtain approval by the Commissioner pursuant to Clause 6.6 of Development and Production Operations in respect of one or more Discovery Areas that, among other things, is in accordance with, and includes the information specified in, Clause 6.5 including policies and procedures for Abandonment in connection therewith.

“Quarter” means a period of three consecutive months starting with the first day of January, April, July or October.

“Regulations” has the meaning given to it in the Act.

“Reservoir” means a porous, permeable sedimentary rock formation or fractured rock formation containing or appearing to contain quantities of Petroleum which is enclosed or surrounded by layers of less-permeable or impervious rock, that is separated or appears to be separated from other such formations and which has its own pressure system so that Production from, or Wells drilled, anywhere in the formation affects the pressure throughout the rock formation.

“Resource Expense” has the meaning given to it in the Tax Schedule.

“Satellite Development” means one or more Discovery Areas described in a Proposed Development and Production Plan (or otherwise) to be Produced through any Production facilities installed pursuant to, in respect of, or contemplated by (as the case may be) an Approved Development and Production Plan.

“Second Extension Exploration Period” has the meaning given to it in Clause 2.3(a)(ii)(B).

“Tax Schedule” means the Second Schedule of the Income Tax Act.

“Term” means the term of this Licence described in Clause 2.2.

“Well” means a hole drilled or bored into the ground or seabed, the entirety of which is within  the  Licence  Area  and  whose  target  bottom  hole  location  is  within  or  below  a Producing Interval.

“Work Programme and Budget” means an annual plan and budget for the conduct of those Petroleum Operations to be undertaken in the year governed by such plan.

1.2           Interpretation

(a)	The words “include” and “including” when used in this Licence shall be construed without limitation.

(b)
References to a statute, treaty or legislative provision in this Licence shall be construed, at any particular time, as including a reference to any modification, extension or re-enactment at any time then in force and to all subordinate legislation made from time to time under it.

(c)	Clause headings are included for convenience only and shall not affect the interpretation of this Licence.

(d)	Every reference to an “Article”, “Clause” or “Annex” is a reference to anArticle or Clause of, or an Annex to, this Licence.

(e)	Every reference to a “Section” or “Part” is a reference to a Section or Part ofthe Act.

(f)	Every reference to a “day”, “month” or “year” is a reference to a day, monthor year on the Gregorian calendar.

(g)
If  at  any  time  an  index  used  in  the  License  is  withdrawn  or  becomes unavailable for any reason or becomes, in the reasonable opinion of either Party, inappropriate as a basis for indexation pursuant to this Licence, then upon written notice of either Party to the other, the Parties shall:

(i)	use reasonable efforts to agree on a mutually acceptable replacement index; and

(ii)
if after fourteen (14) days of such notice they have been unable to agree on a mutually acceptable replacement index, then either Party may refer the matter to an expert, who shall determine an appropriate substitute index pursuant to Clause 28.14, provided that pending the substitution of a replacement index, no index adjustment shall be made, and following the substitution of a replacement index the Parties shall make the indexation adjustment with the substitute index retroactively to the date on which the relevant adjustment would otherwise have been made.

1.3           Annexes

The following Annexes are attached to and form part of this Licence:

Annex “A”                               Description of Licence Area

Annex “B”                                Map of Licence Area

Annex “C”                                Royalty

Annex “D”                                Form of Bank Guarantee

ARTICLE 2:       EXCLUSIVITY, TERM, EXPLORATION PERIOD AND DEVELOPMENT AND PRODUCTION PERIOD

2.1        Exclusivity

Subject to the Act, the Licensee during the Term shall on the terms and conditions set out or referred to herein have the exclusive right to carry on Petroleum Operations, and execute such works as may be necessary or expedient in relation to those Petroleum Operations, in the Licence Area.

2.2        Term

Unless sooner terminated or surrendered pursuant to Article 26, this Licence shall commence on the Effective Date and remain in force until the first to occur of the following:

(a)	the last day of the Exploration Period if there has been no Development andProduction Period;

(b)	the last day of the last subsisting Development and Production Period; and

(c)	the day that is 30 years from the Effective Date, (the“Term”).

2.3        Exploration Period

(a)	The Exploration Period shall commence on the Effective Date and, unless this License is sooner terminated or surrendered pursuant to Article 26 shall continue:

(i)	for an initial period of four (4) years from the Effective Date (the“Initial Exploration Period”);

(ii)	provided that the Licensee has fulfilled its obligations hereunder including under Article 3, upon the Licensee’s election made by notice in writing to the Commissioner:

(A)
not later than thirty (30) days before the Initial Exploration Period would otherwise expire, for a period of two (2) years from the date of expiry  of the Initial Exploration Period (the “First  Extension  Exploration  Period ” ) ; and

(B)
not later than thirty (30) days before the date on which the First Extension Period would otherwise expire, for a period of two (2) years  from  the date  of  expiry  of  the  First  Extension Exploration Period  (the  “Second Extension   Exploration Period”);

(iii)
at the absolute discretion of the Commissioner and subject to a submission to the Commissioner, not later than sixty (60) days before the date on which the Second Extension Exploration Period or any subsequent  Extension  Exploration  Period  would  expire,  of  a satisfactory Work Programme and Budget by the Licensee and to the payment by the Licensee to the Government of an Extension Bonus in an amount determined by the Commissioner, for such further period as the Commissioner may determine in his or her discretion (acting reasonably); in respect of the areas and for the periods (if any) referred to Clause 2.4; and

(iv)	for the period of any extension calculated pursuant to Clause 27.6.

(b)
Unless the Commissioner notifies the Licensee of any objection within forty- five (45) days of receiving a notice under Clause 2.3(a)(ii), the Licensee shall be deemed to have fulfilled its obligations under Article 3 in respect of the relevant period.

(c)	The Exploration Period may run concurrently with one or more Development and Production Periods.

(d)
Extension  Bonuses  paid  by  the  Licensee  to  the  Government  shall  not constitute Resource Expenses, Direct Operating Costs or otherwise to be deductible for the purposes of calculating the Licensee’s Net Income from Petroleum Operations pursuant to the Tax Schedule.

2.4        Exploration Period Special Extensions

(a)
If pursuant to Clause 6.1 the Licensee has notified the Commissioner that it has found a Discovery, the Exploration Period shall not, in respect of the Discovery Area to which that Discovery relates, terminate before the end of the Evaluation Period.

(b)
If  the  Licensee  is  drawing  up  an  Appraisal  Programme  or  undertaking Appraisal Operations in compliance with Clause 6.2, the Exploration Period shall not terminate in respect of the Discovery Area to which that Appraisal Programme or those Appraisal Operations relate until the first to occur of the following:

(i)	the date on which the Proposed Development and Production Plan submitted by the Licensee in respect of the Discovery Area is approved by the Commissioner pursuant to Clause 6.6;

(ii)
where the Commissioner does not approve the Proposed Development and Production Plan and reference is made to an expert, the date approval is given pursuant to Clause 6.6(c) or a determination is made pursuant to Clause 6.6(d); and

(iii)
the date the Licensee gives notice, or is deemed to have given notice, to the Commissioner under Clause 6.2(a)(ii) that the Licensee does not intend to enter into Development and Production Operations in respect of that Discovery Area.

2.5        Development and Production Period

A Development and Production Period shall commence with respect to each Development and Production Area on the date when the Commissioner pursuant to Article 6 approves the Proposed Development and Production Plan in relation to such area, and unless this Licence is extended or sooner terminated or surrendered in accordance with its terms, shall, in respect of the Development and Production Area, continue to subsist until the day that is twenty-five (25) years from the date of such approval or until the day that is thirty (30) years after the Effective Date, whichever is first to occur. The Development and Production Period may, at the absolute discretion of the Commissioner, on application by the Licensee made not later than 12 months before the date on which the Development and Production Period would otherwise expire, be extended by the Commissioner in respect of the Development and Production Area for ten (10) years on such terms and conditions as he or she may determine.

ARTICLE 3:       WORK OBLIGATIONS

3.1        Work Obligations

Subject to the provisions of this Article, in the course of carrying on Exploration Operations in the Licence Area the Licensee shall, during the several periods into which Exploration activities may occur hereunder, diligently carry out the following Exploration Operations:

(a)	Initial Exploration Period: Prior to the end of the Initial Exploration Period, the Licensee shall complete at least:

(i)	a regional geological study;

(ii)	acquiring, processing and interpreting seven hundred and fifty (750)square kilometer 3D seismic data;

(iii)	drilling one (1) Exploration Well to the total depth of five thous and(5,000) meters below mean sea level; and

(iv)	evaluating the drilling results. The (i) and (ii) work obligations of the Initial Exploration Period shall be completed before the end of the second year of the Initial Exploration Period.

(b)	First Extension Exploration Period: Prior to the end of the First Extension Exploration Period, the Licensee shall complete at least:

(i)	preparation work for drilling;

(ii)
drilling one (1) Exploration Well to the total depth of five thousand(5,000) meters below mean sea level and evaluating the results. (c)Second Extension Exploration Period:

Prior to the end of the Second Exploration Period, the Licensee shall complete at least:

(i)	preparation work for drilling;

(ii)	drilling one (1) Exploration Well to the total depth of five thousand(5,000) meters below mean sea level and evaluating the results.

3.2        Exploration Well Requirements

(a)	No Exploration Well drilled by the Licensee shall be treated as discharging any obligation of the Licensee to drill Exploration Wells hereunder unless:

(i)	it has been drilled to a Producing Interval above the depth set out inClause 3.1; or

(ii)	before reaching such Producing Interval the Geological Basement is encountered.

(b)
If prior to discharging its obligation to drill an Exploration Well the Licensee encounters insurmountable technical problems which make further drilling unsafe or impractical, the Licensee shall Abandon that Exploration Well and comply with its obligations under the Act in respect thereof and drill a substitute Exploration Well in the License Area that meets (at a minimum) the requirements described in this Article 3 above that applied to the Abandoned Exploration Well, unless otherwise agreed with the Commissioner.

ARTICLE 4:       WORK PROGRAMMES AND BUDGETS

4.1        Submission of Work Programme and Budget

At least three months prior to the beginning of each year during the Term the Licensee shall prepare and submit to the Commissioner a detailed Work Programme and Budget setting forth the Petroleum Operations which the Licensee proposes to carry out in that year and a reasonable estimate of the cost thereof.

4.2        Work Programme and Budget Content

Every Work Programme and Budget submitted to the Commissioner pursuant to this Article 4 and every amendment thereto shall:

(a)	be consistent with the requirements set out in Article 3 in respect of any Exploration Operations to be undertaken in the period to which the Work Programme and Budget relates; and

(b)	be consistent with the requirements set out in the applicable Approved Development and Production Operations to be undertaken in the period to which the Work Programme and Budget relates,

and in addition, every amendment thereto shall be necessary or desirable for Development and Production Operations.

4.3        Work Programme and Budget Amendments

By giving written notice to the Commissioner the Licensee may propose amendments to any Work Programme and Budget or any revised Work Programme and Budget. A notice under this Clause 4.3 shall state the reasons why in the reasonable opinion of the Licensee the proposed amendments meet the requirements of Clause 4.2.

4.4        Approval of Work Programme and Budget

(a)
The Commissioner shall approve any Work Programme and Budget submitted pursuant to Clause 4.1 and any revisions thereto proposed pursuant to Clause 4.3  if  the   proposed  Work   Programme  and  Budget  or   revisions  meet   the requirements of Clause 4.2.

(b)
If the Commissioner wishes to propose any revisions to a proposed Work Programme and Budget or proposed revisions thereto, he or she shall, within six (6) weeks after receipt thereof, so notify the Licensee specifying in reasonable detail his or her reasons. Promptly after receipt of a proposal from the Commissioner pursuant to this Clause 4.4(b), the Licensee shall make such revisions as the Licensee deems appropriate and give written notification thereof to the Commissioner together with the revised Work Programme and Budget.

(c)
If  the  Commissioner  does  not  propose  revisions  to  a  proposed  Work Programme and Budget or proposed revisions thereto within six (6) weeks after receipt thereof, the Commissioner will be deemed to have approved the proposed Work Programme and Budget or proposed revisions thereto.

(d)
If the Commissioner does not approve the revisions proposed by the Licensee pursuant to Clause 4.3 or 4.4(b) then the Commissioner shall notify the Licensee within six (6) weeks after his or her receipt thereof and the Parties shall meet promptly thereafter and attempt to agree on a Work Programme and Budget. If the Parties are unable to agree within thirty (30) days of their first meeting, then either Party may refer the matter to an expert for determination pursuant to Clause 28.14.

(e)
Where  the  expert  determines  that  the  Work  Programme  and  Budget  or revisions thereto meets the requirements of Clause 4.2, the Commissioner shall forthwith give the requisite approval to the Work Programme and Budget or revisions thereto submitted by the Licensee.

(f)
Where  the  expert  determines  that  the  Work  Programme  and  Budget  or revisions   thereto   do   not   meet   the   requirements   of   Clause   4.2,   the Commissioner shall give the Licensee a reasonable period not exceeding one (1)  month  within  which  to  revise  the  Work  Programme  and  Budget  or revisions thereto in order to ensure that, taking account of the decision of the expert, the Work Programme and Budget or revisions thereto meets the requirements of Clause 4.2.  If in the opinion of the Commissioner the revised Work  Programme  and  Budget  or  revisions  thereto  do  not  duly  take  into account the decision of the expert and meet the requirements of Clause 4.2, then the Commissioner shall within thirty (30) days make such revisions to the Work Programme and Budget or revisions thereto as he or she deems appropriate and shall submit both the Commissioner’s revised Work Programme and Budget or revisions thereto and the Licensee’ s revised Work Programme and Budget or revisions thereto to the expert referred to in Clause 4.4 (d).  Within thirty (30) days thereafter the expert shall choose between the two submitted Work Programmes and Budgets or revisions thereto based upon which most closely takes into account that expert’s previous decision and meets the requirements of Clause 4.2 and the Commissioner shall forthwith give the requisite approval to the chosen Work Programme and Budget.

(g)	The Licensee shall diligently undertake and complete all Petroleum Operations described in any Work Programme and Budget approved pursuant to this Clause 4.4.

ARTICLE 5:       RELINQUISHMENT OF AREAS

5.1        Mandatory Periodic Relinquishment

The Licensee shall:

(a)	on or prior to the commencement of the Second Extension Exploration Period, relinquish its rights in respect of at least twenty percent (20%)of the portion of the Licence Area; and

(b)
at the end of the Exploration Period, relinquish all of the Licence Area that does not at that time comprise a Development and Production Area, or the portion of the Licence Area mutually agreed if being extended to a subsequent Extension Exploration Period.

5.2        Relinquishment of Non-Commercial Discoveries, Potentially Commercial Discoveries and Areas Surrounding Dry Wells

(a)
If the Licensee notifies the Commissioner pursuant to Clause 6.1(a)(iv)(C) that a Discovery is a Non-Commercial Discovery or, subject to Clause 5.3, a Potentially Commercial Discovery, the Licensee shall relinquish its rights in respect of the larger of the following areas:

(i)	the Discovery Area relating to that Discovery; or

(ii)	twenty percent (20%) of the Licence Area inclusive of the DiscoveryArea relating to that Discovery.

(b)
If the Licensee notifies the Commissioner pursuant to Clause 6.2(a)(ii)(A) that a Discovery will not be the subject of Development and Production Operations by the Licensee, the Licensee shall relinquish its rights in respect of the greater of:

(i)	the Discovery Area relating to that Discovery; or

(ii)	twenty percent (20%) of the Licence Area inclusive of the DiscoveryArea relating to that Discovery.

(c)
If the Licensee permanently or for any prolonged period without reasonable justification  ceases  the  drilling  of  an  Exploration  Well  without  making  a related Discovery, the Licensee shall relinquish its rights in respect of twenty percent  (20%)  of  the  Licence  Area  inclusive  of  the  well  bore  of  that Exploration Well.

(d)	The relinquishments in Clauses 5.2(a), (b) and (c) shall be effective:

(i)
as at the end of the Initial Exploration Period if the Discovery to which that Discovery Area relates, or the cessation of the drilling of the Exploration Well, occurred during the Initial Exploration Period;

(ii)
as at the end of the First Extension Exploration Period if the Discovery to which that Discovery Area relates, or the cessation of the drilling of the Exploration Well, occurred during the First Extension Exploration Period; and

(iii)
as  at  the  end  of  the  Second  Extension  Exploration  Period  if  the Discovery to which the Discovery Area relates, or the cessation of the drilling of the Exploration Well, occurred during or after the Second Extension Exploration Period, and shall be in addition to, and calculated by reference to the Licence Area after, the relinquishments described in Clause 5.1.

5.3        Retention of Potentially Commercial Discoveries

Until the earlier of:

(a)	the day that is eight (8)years after the Effective Date, or

(b)
the day on which the Licence is terminated,the Licensee shall retain its rights in respect of each Discovery Area that the Licensee notifies the Commissioner pursuant to Clause 6.1(a)(iv)(B) is a Potentially Commercial Discovery if, together with that notice, the Licensee pays to the Government one million Dollars ($1,000,000).

5.4        Conditions of Relinquishment

(a)	In this Article 5, each reference to the Licence Area from which a portion is to be relinquished is a reference to the Licence Area as it was immediately prior to the relinquishment, excluding:

(i)	any Discovery Area relating to a Discovery the commerciality of which is still being assessed by the Licensee pursuant to Clause 6.1(a);

(ii)	any Discovery Area that is a Potentially Commercial Discovery in respect of which the Licensee has made a payment pursuant to Clause 5.3;

(iii)	any Discovery Area that is the subject of Appraisal Operations;

(iv)	any Discovery Area that is the subject of an outstanding Proposed Development and Production Plan pursuant to Clause 6.6 or Clause6.7;and

(v)	any subsisting Development and Production Area.

(b)
Each  area  relinquished  under  Clause  5.2  must  be  a  contiguous  three dimensional area extending vertically from the surface to the Geological Basement that is of a size and shape that will reasonably permit the carrying out of Petroleum Operations therein.

(c)
The Licensee shall specify the area to be relinquished by notice to the Commissioner at least sixty (60) days prior to the day on which the relinquishment is to take effect.  If the Licensee fails to provide this notice by that date, the Commissioner shall have the absolute discretion to determine the area to be relinquished and shall notify the Licensee accordingly prior to the date which the relinquishment is to take effect.

(d)	The Licensee shall comply with its rehabilitation obligations under Section 50 of the Act prior to its relinquishment of any area pursuant to Clause 5.1 or Clause 5.2.

ARTICLE 6:       DISCOVERY, APPRAISAL AND DEVELOPMENT

6.1        Initial Notice of Discovery

(a)	Upon a Discovery in the Licence Area the Licensee shall:

(i)	as soon as practicable after the Discovery, and in any event within one(1) month thereof, notify the Commissioner of the Discovery;

(ii)	as soon as practicable after notifying the Commissioner pursuant to Clause 6.1(a)(i), furnish full particulars in writing of the Discovery to the Commissioner;

(iii)
promptly run an Extended Flow Test and/or other tests in respect of the Discovery and carry out a technical evaluation thereof and of all other relevant   subsurface   data   and   submit   the   evaluation   to   the Commissioner  as soon as it is completed (and in any event within five (5) months of finding the Discovery); and

(iv)
within one (1) month after the date on which the technical evaluation is submitted to the Commissioner, notify the Commissioner in writing whether or not in the reasonable opinion of the Licensee the Discovery is:

(A)	a Commercial Discovery; or

(B)	a Potentially Commercial Discovery; or

(C)	a Non-Commercial Discovery.

(b)
If  the  Commissioner  receives  notice  from  the  Licensee  that  the  Licensee classified a Discovery as a Potentially Commercial Discovery pursuant to Clause 6.1(a)(iv)(B) and the Commissioner believes that the Discovery should be classified as a Commercial Discovery, the Commissioner shall notify the Licensee within sixty (60) days (failing which the Commissioner shall be deemed to have agreed with the Licensee’s classification). The parties shall attempt in good faith to resolve any differences regarding the Licensee’s classification, but if they are unable to do so within sixty (60) days of the Commissioner having given notice under this Clause 6.1(b), either party may refer the matter to an expert for determination pursuant to Clause 28.14.

(c)
If  the  expert  referred  to  in  Clause  6.1(b)  determines  that  the  Licensee’s classification of a Discovery as a Potentially Commercial Discovery pursuant to Clause 6.1(a)(iv)(B) was incorrect and that the Discovery should have been classified as a Commercial Discovery under Clause 6.1(a)(iv)(A), the corresponding payment received from the Licensee pursuant to Clause 5.3 shall be accounted for as Resource Expense and the Licensee may notify the  Commissioner  within   thirty   (30) days   of  the  expert’s  decision  that  the Licensee elects to appraise the Discovery Area pursuant to Clause 6.2. If the Licensee does not so notify the Commissioner within thirty (30) days, theLicensee shall be deemed to have classified the Discovery as a Non- Commercial Discovery pursuant to Clause 6.1(a)(iv)(C) and shall relinquish the area of that Discovery pursuant to Clause 5.2(a).

6.2        Discovery Merits Appraisal

(a)
If the Licensee notifies the Commissioner that a Discovery is a Commercial Discovery under Clause 6.1(a)(iv)(A) or Clause 6.2(d), or if the Licensee elects  to  appraise  a  Discovery  Area  after  a  determination  by  the  expert pursuant to Clause 6.1(c), the Licensee shall:

(i)
within sixty (60) days draw up and submit to the Commissioner for his or her information an Appraisal Programme in respect of the Discovery Area and thereafter promptly carry out Appraisal Operations in accordance with the aforesaid Appraisal Programme;

(ii)
within a period of twenty-four (24) months from the date on which the Licensee notified the Commissioner that the Discovery Area was a Commercial Discovery or the date of the Licensee’s election under Clause 6.1(c), whichever is applicable:

(A)	notify the Commissioner in writing that the Licensee does not intend to enter into Development and Production Operations in respect of the Discovery Area;

(B)	in respect of a Discovery of Crude Oil, submit to the Commissioner a Proposed Development and Production Plan in respect of the Discovery Area pursuant to Clause 6.5; or

(C)
in respect of a Discovery of Non-Associated Gas, notify the Commissioner by notice in writing that the Licensee intends to enter into Development and Production Operations in respect of the Discovery Area and is ready to promptly commence negotiations with the Commissioner pursuant to Article 10, provided that if the Licensee fails to provide any of the applicable submissions or notices referred to in Clause 6.2(a)(i) - (ii) within the time periods set out therein, then on the last day of the applicable time period the Licensee shall be deemed to have notified the Commissioner under Clause 6.2(a)(ii)(A) that the Licensee does not intend to enter into Development and Production Operations in respect of the Discovery Area.

(b)
If the Licensee notifies the Commissioner that the Discovery is a Potentially Commercial   Discovery   under   Clause   6.1(a)(iv)(B),   the   Licensee   shall promptly draw up and submit to the Commissioner for his or her information the Licensee’s detailed analysis of the reasons for that assessment.

(c)
If the Licensee notifies the Commissioner that the Discovery Area in a Non- Commercial   Discovery   under   Clause   6.1(a)(iv)(C),   the   Licensee   shall promptly draw up and submit to the Commissioner for his or her information the Licensee’s detailed analysis of the reasons for that assessment.

(d)
Unless the Licence has been terminated earlier, until the day is eight (8) years after the Effective Date, the Licensee may give written notice to the Commissioner that a Potentially Commercial Discovery in respect of which the Licensee made the requisite payment under Clause 5.3 is a Commercial Discovery.

6.3        Appraisal Programme Report

The notice referred in Clause 6.2(a)(ii) shall be accompanied by a detailed evaluation report which shall include all available technical and economic data relevant to a determination of whether a Discovery merits Development and Production Operations, including particulars of:

(a)	the technical composition, physical properties and quality of Petroleum discovered;

(b)	the thickness and extent of the Producing Interval;

(c)	petrochemical properties of the Reservoir;

(d)	the Reservoir’s productivity indices for the Wells Flow Tested at variousrates(if applicable);

(e)	permeability and porosity of the Reservoir;

(f)	estimate of the Production capacity of the Reservoir;

(g)	feasibility studies and technical economic evaluations carried out by or for theLicensee in relation to the Discovery Area;

(h)	evaluation of the Reservoir and Intervals; Producing Intervals and adjoining areas; and

(i)	all available geological data and information relating to the Discovery Area.

6.4        Scope of Discovery Areas

(a)
The  Commissioner  shall  notify  the  Licensee  within  thirty  (30)  days  of receiving an Appraisal Programme if the Commissioner disagrees with the scope of the Discovery Area described therein, and the Parties shall meet as soon as is reasonably possible thereafter and attempt to resolve their differences.  If the Parties are unable to resolve their differences within thirty (30) days of their first meeting then either Party may refer the matter to an expert for determination in the manner provided in Clause 28.14. The Parties shall each submit to the expert a proposed Discovery Area and the expert shall be restricted to deciding between the two proposals based upon which, on the basis of available seismic, Well, Flow Test and other data, most accurately covers the Reservoir in which the relevant Discovery was made.

(b)
The Licensee may, on the basis of new information and by notice to theCommissioner,  modify  the  Discovery  Area  and  the  approval  and  dispute resolutions provisions in Clause 6.4(a) shall apply mutatis mutandis in respect of such notice. No such modification may be made after the date of completion of the Appraisal Operations.

6.5        Proposed Development and Production Plan Requirement and Content

Where   pursuant   to   Clause   6.2(a)(ii)(B)   the   Licensee   elects   to   submit   a   Proposed Development and Production Plan to the Commissioner, the Proposed Development and Production Plan shall be in accordance with Best Industry Practice, shall provide for the development of the Petroleum resources concerned in a manner that is representative of the best practices then prevailing in the international petroleum industry and shall not contain any activities or operations that are contingent on further Appraisal Operations or on any other activities, operations or determinations. The Proposed Development and Production Plan shall contain particulars of:

(a)
the Licensee’s proposal for the delineation of the proposed Development and Production Area so as to include in a three dimensional area, so far as the boundaries of the Licence Area permit, the entire volume of the Reservoir(s) in respect of which the Discovery has been found and proposals for the development and production of those Reservoir(s), including the method for disposal of Associated Gas, giving particulars of feasible alternatives for aforesaid development and production of those Reservoir(s);

(b)	the way in which the Development and Production Operations are to be financed;

(c)
proposals relating to the spacing, drilling and completion of Wells, and the facilities required for the Production, storage and transport of Petroleum, such proposals to include the following information:

(i)	estimated number, size and production capacity of Petroleum platforms(if any);

(ii)	estimated number of Development and Production Wells and theReservoirs they will produce from;

(iii)	particulars of Production equipment and storage facilities;

(iv)	particulars of feasible alternatives for the transportation of thePetroleum including pipelines;

(v)	particulars of onshore installations required including the type and specifications and size thereof; and

(vi)	particulars of other technical equipment and installations required for the Development and Production Operations;

(d)	the estimated Production profiles for Crude Oil and Natural Gas from theReservoir generally and from each individual Producing Interval; (e)cost estimates of capital and recurrent expenditures;

(f)	detailed estimates of Crude Oil or Natural Gas (if applicable) price forecasts for the expected duration of Production from the Discovery Area;

(g)
the Licensee’s detailed economic model generated in accordance with Best Industry Practice and with a start date on the assumed date of the Commissioner’s approval of the Proposed Development and Production Plan and taking into account, for taxation purposes only, all estimated Resource Expenses following that date, excluding all Resource Expenses prior to the assumed date of the Commissioner’s approval, for the calculation of project internal rate of return and net present value. The economic model must have appropriate sensitivities for all economic parameters;

(h)	technical and economic appraisal of the alternative methods for developing the Discovery Area and transporting Petroleum including the justifications for the method proposed;

(i)	proposals (if any) relating to the establishment of processing facilities and processing of Petroleum in The Gambia.

(j)	safety measures to be adopted in the course of Development and ProductionOperations including measures to deal with emergencies;

(k)
the necessary measures to be taken for the protection of the environment and for Abandonment (and compliance in all other respects with the rehabilitation obligations set forth in Section 50 of the Act);

(l)	proposals for employment and training of citizens of The Gambia;

(m)	proposals with respect to the procurement of goods and services obtainable inThe Gambia;

(n)	an estimate of the time required to complete each phase of the ProposedDevelopment and Production Plan; and

(o)	such other documentation as the Commissioner may reasonably require in addition to or to verify or supplement the foregoing.

6.6        Approval of Proposed Development and Production Plan

(a)
Except where the Proposed Development and Production Plan submitted by the Licensee does not meet the requirements of Clause 6.5, the Commissioner shall give his or her approval to the Proposed Development and Production Plan within a period of six (6) months from the date of its submission.

(b)
Where the Proposed Development and Production Plan is not approved by the Commissioner the Parties shall, within a period of thirty (30) days from the date on which the Licensee has been notified of the Commissioner’s decision, meet to attempt to agree on the revisions to the Proposed Development and Production Plan proposed by the Commissioner. If the Parties are unable to agree to such revisions within sixty (60) days of their first meeting, then either Party may refer the matter to an expert for determination pursuant to Clause 28.14.

(c)
Where the expert determines that the Proposed Development and Production Plan meets the requirements of Clause 6.5, the Commissioner shall forthwith give the requisite approval to the Proposed Development and Production Plan submitted by the Licensee.

(d)
Where the expert determines that the Proposed Development and Production Plan does not meet the requirements of Clause 6.5, the Commissioner shall give the Licensee a reasonable period not exceeding three (3) months within which to revise the Proposed Development and Production Plan in order to ensure that, taking account of the decision of the expert, the Proposed Development and Production Plan meets the requirements of Clause 6.5. If in the opinion of the Commissioner, the revised Proposed Development and Production Plan does not duly take into account the decision of the expert and meet the requirements of Clause 6.5, then the Commissioner shall within thirty (30) days make such revisions to the Proposed Development and Production Plan as he or she deems appropriate and shall submit both the Commissioner’s revised Proposed Development and Production Plan and the Licensee’s revised Proposed Development and Production Plan to the expert referred to in Clause 6.6(b). Within thirty (30) days thereafter the expert shall choose between the two submitted Proposed Development and Production Plans based upon which most closely takes into account that expert’s previous decision and meets the requirements of Clause 6.5 and the Commissioner shall forthwith give the requisite approval to the chosen Proposed Development and Production Plan.

6.7        Amendments to Proposed Development and Production Plan

The Licensee or the Commissioner may from time to time during a Development and Production Period propose amendments to the then prevailing Approved Development and Production Plan, including for the purposes of incorporating a Satellite Development. The Party that received the proposal shall within ninety (90) days of receipt notify the other Party whether it consents to that proposal (which consent may not be unreasonably withheld). If the Parties are unable to agree whether a Party’s consent has been unreasonably withheld under this Clause 6.7, then either Party may refer the matter to an expert for determination pursuant to Clause 28.14.

ARTICLE 7:      ROYALTIES, BONUSES, RENTALS, PAYROLL TAX AND DEVELOPMENT LEVY

7.1        Royalties, Rentals, Payroll Tax and Development Levy

The Licensee shall be liable for the payment of:

(a)	royalties in accordance with Clauses 7.2 through 7.8 (inclusive); (b)annual rentals in accordance with Clause 7.9;

(c)	a signature bonus in accordance with Clause 7.10;

(d)	Development and Production Plan Bonuses in accordance with Clause 7.11; (e)Production bonuses in accordance with Clause 7.12;

(f)	Income tax pursuant to the Tax Schedule on income from Petroleum Operations and income tax pursuant to the Income Tax Act on other income (if any);

(g)	Payroll Tax and National Development Levy to the extent not exempted underClause 7.14; and

(h)	Additional Profits Tax in accordance with Clause 7.13.

7.2        Royalty Payment Generally

The Licensee shall pay to the Government a royalty on all Petroleum Produced under this Licence. The liability of the Licensee to pay the royalty shall be discharged as follows:

(a)
in the case of Natural Gas, by paying to the Government the royalty at the rate calculated in the manner specified in an agreement entered into between the Minister of Petroleum and the Licensee pursuant to Article 10; and

(b)	in the case of Crude Oil :

(i)	by paying to the Government the royalty at the rate specified in Clause7.3; or

(ii)	where Clause 7.4 applies, by delivering the specified percentage ofCrude Oil as provided in Clause 7.4; or

(iii)	where Clause 7.5 applies, partly by so paying the royalty and partly by so delivering Crude Oil as provided in Clause 7.5.

7.3        Royalty Amount

(a)
Subject to the remainder of this Clause 7.3 (including the minimum royalty rate  determined  in  accordance  with  Clause  7.3(c),  the  royalty  payable  in respect of Crude Oil Produced from the first Development and Production Area, and from each subsequent Development and Production Area that is not developed as a Satellite Development, shall be the value f.o.b. The Gambia of all Crude Oil Produced by the Licensee in that Development and Production Area during the month in which Crude Oil was produced, multiplied by the highest applicable percentage set forth in Annex “C”.

(b)
Subject to Clause 7.3(d), the royalty payable in respect of Crude Oil Produced from a Satellite Development shall be the value f.o.b. The Gambia of Crude Oil Produced by the  Licensee from that Satellite Development during the relevant month multiplied by twenty five percent (25%).

(c)
Notwithstanding the royalty rate stated to be payable in respect of Crude Oil pursuant to Annex “C”, the minimum royalty rate payable by the Licensee in respect of any Crude Oil Produced from any Development and Production Area shall be equal to the royalty rate paid by the Licensee in the previous month  in  respect  of  Crude  Oil  Produced  from  that  Development  and Production Area.

(d)
The royalty rate in respect of Crude Oil Produced from each Development and Production Area prior to the completion and commissioning of permanent Production facilities in that Development and Production Area, shall be twenty percent (20%).

(e)	The value of Crude Oil shall be calculated in accordance with Article 9 hereof.

7.4        Royalty Taken in Kind and Quantities Produced in Testing

(a)
The Commissioner may, by notice given to the Licensee not later than ninety (90) days before the commencement of any month, require the Licensee to deliver  the  prescribed  percentage,  or  such  lesser  percentage  as  may  be specified in such notice, of Crude Oil that is Produced in that month, and the Licensee shall comply with the requirement by delivery to the Government at any of the Licensee’s normal loading points in the Gambia (the“Delivery Point”) specified by the Government, of corresponding quantities of Crude oil. If in the relevant month the Licensee has produced different qualities of Crude Oil and not commingled them, proportionate quantities of each Quality of Crude Oil shall be so delivered unless otherwise requested by the Commissioner.

(b)
Crude Oil Produced during any Flow Test is the property of The Gambia and shall, if requested by the Commissioner, be made available to the Government for lifting at a mutually agreed loading point. The Licensee may not flare more than twenty-five thousand (25,000) Barrels of Crude Oil during the testing of any individual Reservoir or Producing Interval and may not flare more than an aggregate of fifty-thousand (50,000) Barrels of Crude Oil during the testing of multiple Reservoirs or Producing Intervals without the express written consent of the Commissioner (such consent not to be unreasonably withheld or delayed). In no event shall an Extended Flow Test have duration in excess of ninety (90) days.

7.5        Royalty Partly Taken in Kind

Where in a notice referred to in Clause 7.4 the Commissioner specifies a percentage that is less than the prescribed percentage, the Licensee shall discharge its liability to pay the royalty:

(a)	by delivery in accordance with Clause 7.4 of the percentage so specified ofCrude Oil; and

(b)	by paying in accordance with Clause 7.4 the royalty at the remaining royalty percentage in respect of Crude Oil Produced in the relevant month.

7.6        Defined Terms Relating to Royalties

For the purpose of this Article:

(a)
“remaining royalty percentage” means the difference (expressed as a percentage) between the prescribed percentage and the amount (expressed as a percentage) specified in the relevant notice given under Clause 7.4; and

(b)	the“prescribed percentage” means the rate specified in Clause 7.3.

7.7        Royalty Statements

The Licensee shall within twenty (20) days after the end of each month after the commencement of Production under this Licence deliver to the Minister of Petroleum in such form as the Minister of Petroleum may specify a statement of:

(a)	the quantity of Petroleum Produced from the Licence Area, including a breakdown showing the quantity of Petroleum Produced from each Development and Production Area, in that mont

(b)	the value f.o.b. The Gambia of the Petroleum on which the royalty is payable;

(c)	the amount of the royalty payable for that period and the particulars of the calculation of that amount; and

(d)	any other matters which the Minister of Petroleum may require from time to time.

7.8        Royalty Payment Timing

The royalty in respect of Crude Oil Produced hereunder is payable not later than thirty (30) days after that Crude Oil is sold or otherwise disposed of as contemplated in Article 9.

7.9        Rental Payments

(a)
The annual rental payable to the Government under this Licence shall be the amount calculated by charging the following amounts per annum for every square kilometer of the Licence Area retained during the following periods, provided that any areas relinquished pursuant to Article 5 shall not be included in the rental calculation:

(i)	Initial Exploration Period: $150 / sq km First Extension Exploration Period $250 / sq km Second Extension Exploration Period $500/ sq km Subsequent Extension Exploration Period(s) to be determined

(ii)	Subject to Clause 7.9(b), In the Development and Production Period $1,000 / sq km

(b)	the amount in United States Dollars referred to in Clause 7.9(a)(ii) shall be adjusted annually by dividing the amount by an inflation factor “I”, where “I” is calculated as follows:

Where:
I = A ÷ B

“A” is the United States Industrial Goods Producer Price Index (“USIGPPI”) as reported for the first time in the monthly publication “International Financial Statistics” of the International Monetary Fund (“IMF”) in the section “Prices, Production, Employment” for the month in which the Effective Date falls; and

“B”  is  the  USIGPPI  as  reported  for  the  first  time  in  the aforesaid IMF publication for the month in which the first and any subsequent anniversary of the Effective Date falls.

(c)
During the Term, payment of the annual rental for the first year shall be made within thirty (30) days of the Effective Date and for the second and subsequent years, payment is due thirty (30) days before the start of each new year.

7.10      Signature Bonus

(a)	The Licensee shall pay to the Government a signature bonus of one millionDollars ($1,000,000) within thirty (30) days of the Effective Date.

(b)
The signature bonus paid by the Licensee to the Government pursuant to Clause 7.10(a) shall not constitute a Resource Expense, Direct Operating Cost or otherwise be deductible for the purposes of calculating the Licensee’s Net Income from Petroleum Operations pursuant to the Tax Schedule.

7.11      Development and Production Plan Bonuses

(a)
The Licensee shall pay to the Government a Development and Petroleum Plan Bonus of two million Dollars ($2,000,000)within thirty (30) days of the date when the Commissioner approves the first Proposed Development and Production Plan in accordance with Clause 6.6, and the Licensee shall pay to the Government an additional Development and Production Plan Bonus of two million Dollars ($2,000,000)within 30 days after each date on which the Commissioner approves a subsequent and separate Proposed Development and Production Plan in accordance with Clause 6.6.

(b)
If an Approved Development and Production Plan is amended to incorporate a Satellite Development, then within thirty (30) days thereafter the Licensee shall pay a separate two million Dollars ($2,000,000) per 1,000,000 Barrels Reserves to a maximum forty million Dollars ($40,000,000) Development and Production Plan Bonus in respect of that Satellite Development.

(c)
The Development and Production Plan Bonuses paid by the Licensee to the Government pursuant to the Clauses 7.11(a)-(b) shall not constitute Resources Expenses, Direct Operating Costs or otherwise be deductible for the purposes of calculating the Licensee’s Net Income from Petroleum Operations pursuant to the Tax Schedule.

7.12      Production Bonuses

(a)
The Licensee shall pay to the Government production bonus in respect of each Development and Production Area (and again in respect of each Satellite Development within that Development and Production Area) within sixty (60) days of first reaching each of the following production levels from that Development and Production Area or Satellite Development, as applicable:

Production Threshold Achieved	Production Bonus Payable when Production Threshold is First Achieved
Start of Production	Ten million Dollars ($10,000,000)
Production above 50,000 bopd	Ten million Dollars ($10,000,000)
Each production increase of 50,000 bopd over the last production threshold that trigged a production bonus payment hereunder	Ten million Dollars ($10,000,000)

(b)
Production Bonuses paid by the Licensee to the Government pursuant to this Clause 7.12 (a) shall not constitute Resource Expenses, Direct Operating Costs or otherwise be deductible for the purpose of calculating the Licensee’s Net Income from Petroleum Operations pursuant to the Tax Schedule.

7.13      Additional Profits Tax

(a)	The Licensee shall pay to the Government an Additional Profits Tax of ten percent (10%) calculated in accordance with the Tax Schedule.

(b)	The Licensee shall pay the Additional Profits Tax to the Government within the time set out in the Income Tax Act for the payment by the Licensee of any income tax due by the Licensee.

7.14      Payroll Tax and National Development Levy

The Licensee shall not be liable to pay any Payroll Tax or National Development Levy in relation to its employees engaged in Petroleum Operations hereunder during any period prior to the commencement of the first Development and Production Period under this Licence.

7.15      Income Tax Clarifications

(a)
Income tax paid by the Licensee pursuant to the Income Tax Act shall not constitute  a  Resource  Expense,  a  Direct  Operating  Cost  or  otherwise  bedeductible for the purposes of calculating the Licensee’s Net Income from Petroleum Operations pursuant to the Income Tax Act.

(b)	The License’s Net Income from Petroleum Operations shall be subject to income tax only under the Tax Schedule and not under the Income Tax Act.

ARTICLE 8:       CONDUCT OF PETROLEUM OPERATIONS

8.1        Standard of Petroleum Operations

The Licensee shall diligently and in good faith carry on all Exploration Operations, Appraisal Operations, Development and Production Operations, other Petroleum Operations and any other activities, operations or obligations pursuant to this Licence or in the Licence Area in accordance with the Best Industry Practice and the relevant approved Work Programme and Budget. Similarly, all opinions, recommendations, submissions, representations, determinations, decisions and the like of the Licensee shall be based upon and made in accordance with the Best Industry Practice and in good faith.

8.2        Content of Petroleum Operations

In particular, and without limiting the generality of Clause 8.1, the Licensee:

(a)	shall control the flow and prevent the waste or escape in the Licence Area ofPetroleum, gas (not being petroleum), and water;

(b)	shall ensure the proper Abandonment of all Exploration Operations, AppraisalOperations and Development and Production Operations;

(c)	shall prevent damage to any Producing Interval in any area within or outside the Licence Area;

(d)	shall keep separate each Reservoir discovered in the Licence Area and each source of water (if any) discovered in the Licence Area;

(e)	shall prevent water or any other matter from entering any Reservoir through the Wells in the Licence Area except when required by, and in accordance with, Best Industry Practice;

(f)
shall   comply  with   its   obligations   under  Part   IX  (Health,   Safety  and Environment) of the Act, including in respect of the conduct of Petroleum Operations, responses to releases of hazardous substances, the preparation of Environmental Impact Assessments, and the preparation and the implementation of environmental rehabilitation plans;

(g)
in carrying out Petroleum Operations in the Licence Area, shall not interfere unjustifiably with any navigable waters or fishing in or conservation of the living resources of any waters in or in the vicinity of the Licence Area;

(h)
shall furnish to the Commissioner prior to the drilling of any Well, a detailed report on the technique to be employed, an estimate of the time to be taken, the material to be used and the safety measures to be employed in the drilling of the Well;

(i)	shall maintain in good conditions and repair all structures, equipment and other property in the Licence Area and used in connection with the Petroleum Operations hereunder; and

(j)	shall take reasonable steps to warn persons who may, from time to time, be in the vicinity of any such structures, equipment or other property and the possible hazards resulting there from.

8.3        Natural Gas Flaring

(a)
Where the consent in writing of the Commissioner has been obtained, nothing in this Article 8 shall operate to prevent the Licensee from flaring Natural Gas in accordance with the terms of the instrument of consent.

(b)
Nothing in this Article 8 shall operate to prevent the Licensee from flaring Natural Gas where, in an emergency, flaring is required to safeguard the health and safety of persons in the Licence Area or to prevent damage to the property of any person in the Licence Area.

8.4        No Perimeter Wells

A Licensee shall not drill a Well or any part of which is less than 150 metres from the boundary of the Licence Area except with the consent in writing of the Commissioner and in accordance with such conditions, if any, as are specified in the instrument of consent.

8.5         Survey Obligations

The Commissioner may, at any time for any reasonable purpose, by notice in writing served on the Licensee, direct the Licensee:

(a)	to carry out a survey of the position of any Well, structure or equipment specified in the notice; and

(b)	to furnish promptly to the Commissioner a report in writing of the survey.

8.6        Conduct of the Parties

(a)
Each Party warrants and undertakes, with respect to this Licence and the transactions contemplated herein, that it and its Affiliates will not have made, offered, or authorized, requested, received, or accepted and will not make, offer or authorize, request, receive or accept with respect to the matters which are the subject of this Licence, any payment, gift, promise or other advantage, whether directly or indirectly through any other person or entity, to or for the use or benefit of any public official (i.e. any person holding a legislative, administrative or judicial office, including any person employed by or acting on behalf of any governmental authority or agency, a public agency, a public enterprise  or  a  public  international  organization)  or  any  political  party  orpolitical party official or candidate for office, or any other person, where such payment, gift, promise or advantage would violate or result in a violation of:

(i)	the applicable laws of The Gambia;

(ii)	the applicable laws of the country of incorporation of a party or of a Party’s ultimate parent company or any subsidiary of such parent company;

(iii)
the applicable principles described in the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed in Paris on December 17, 1997, which entered into force on February 15, 1999, and the Convention’s Commentaries; or

(iv)	if applicable, the United States Foreign Corrupt Practices Act and the regulations thereunder.

(b)
Each Party shall defend, indemnify and hold the other Party and its Affiliates harmless from and against any and all claims, damages, losses, penalties costs and expenses arising from or related to, any breach by such first Party and such warranty and undertaking. Such indemnity obligation shall survive termination or expiration of this Licence.

(c)	Each Party shall in good time:

(i)	respond in reasonable detail to any notice from any other Party reasonably connected with the above-stated warranty; and

(ii)	furnish applicable documentary support for such response from such other Party.

(d)	Each Party agrees to:

(i)	maintain adequate internal controls;

(ii)	properly record and report all transactions; and

(iii)	comply with the laws applicable to it.

(e)
Each Party must be able to rely on the other Party’s system of internal controls, and on the adequacy of full disclosure of the fact, and of financial and other data regarding the transactions contemplated herein. No Party is in any way authorized to take any action on behalf of the other Party which would result in inadequate or inaccurate recording and reporting of assets, liabilities or any other transaction or which would put such Party or an Affiliate thereof in violation of any of the above laws, regulations or principles.

ARTICLE 9:       VALUATION OF CRUDE OIL

9.1        Fair Market Value of Crude Oil

The Parties hereby agree that Crude Oil Produced from the Licence Area shall be sold or otherwise disposed of at competitive international market prices. The average fair market price of Crude Oil marketed in any Quarter shall, for the purposes of this Licence, be determined as follows:

(a)
as soon as possible after the end of each Quarter in which Crude Oil has been Produced from any Development and Production Area pursuant to this Licence an average price (in terms of Dollars per Barrel, f.o.b. The Gambia) for each separate volume of Crude Oil of the same gravity, sulphur and metal content, pour point, product yield and other relevant characteristics (“Quality”) shall be determined in respect of Production during that Quarter. It is understood that Production from different Development and Production Areas may be of differing Quality and that separate average prices may accordingly be appropriate for any Quarter in respect of Production from each Development and Production Area in which event the overall price applicable to Production from the Licence Area shall be determined by taking the arithmetic weighted average (weighted by volume) of all such prices separately determined;

(b)	the prices aforesaid shall be determined on the basis of international fair market value as follows:

(i)
if fifty percent (50%) or more of the total sales by the Licensee during the Quarter of Crude Oil of a given Quality Produced hereunder have been third Party arm’s length sales transacted in foreign exchange (“Third Party Sales”), the fair market valuation for all Crude Oil of that Quality will be taken to be the simple arithmetic average price actually realized in such Third Party Sales (inclusive of any gains or losses arising under any Approved Derivative contracts). This will be calculated by dividing the total receipts from all Third Party Sales by the total number of Barrels of crude Oil sold in such sales;

(ii)
subject to Clause 9.1(c) below, if less than fifty percent (50%) of the total volume of sales made by the Licensee during the quarter of Crude Oil of a given Quality Produced hereunder have been Third Party Sales, the fair market valuation for all Crude Oil of that Quality will be determined by the arithmetic weighted average of:

(A)
the  simple  arithmetic  average  price  actually  realized  in  the Third  Party  Sales  during  the  Quarter  of  such  Crude  Oil Produced hereunder, if any, calculated by dividing the total receipts  from  all  Third  Party  Sales  by  the  total  number  of Barrels of Crude Oil in such sales; and

(B)
the  simple  arithmetic  average  price  per  Barrel  at  which  a selection of major competitive Crude Oils of generally similar Quality to that of Crude Oil Produced hereunder were sold in international markets during the same period, provided that:

(C)	the prices of the Crude Oils used for reference will be adjusted for differences in Quality, quantity, transportation costs, delivery time, payment and other contract terms;

(D)
the selected Crude Oils will be agreed between the Licensee and the Commissioner in advance for each year and in making the selection preference will be given to those Crude Oils of similar Quality  to  Crude  Oil  which  are  produced  in  Africa  or  the Middle East and are regularly sold in the same markets as Crude Oil is normally sold; and

(E)
the arithmetic weighted average aforesaid will be determined by the percentage volume of sales of Crude Oil by the Licensee that are, and that are not, as the case may be, Third Party Sales during the Quarter in question;

(iii)	all such prices shall be adjusted to f.o.b. The Gambia; and

(iv)
for the purpose of this Article 9, Third Party Sales of Crude Oil made by the Licensee shall include any third party arm’s length sales made by the Licensee on the Government’s behalf pursuant to Clause 11.3 but shall exclude:

(A)	sales, whether direct or indirect through brokers or otherwise, of any seller or to any Affiliate of such seller, and

(B)
Crude Oil exchanges, barter deals or restricted or distress transactions, and more generally any Crude Oil transaction which is motivated in whole or in part by considerations other than the usual economic incentives for commercial arm’s length crude oil sales;

(c)
if less than fifty percent (50%) of the total volume of sales by the Licensee during the Quarter of Crude Oil of a given Quality Produced hereunder have been Third Party Sales, the Licensee shall promptly notify the Commissioner of the applicable percentage and respective volumes and prices realized (inclusive of any gains or losses arising under any Approved Derivative Contracts). The Commissioner shall have the right to elect that the fair market valuation for all Crude Oil of that Quality will be determined for that Quarter in accordance with Clause 9.1(b)(i) above. If the Commissioner so elects he or she will notify the Licensee in writing within fourteen (14) days of receipt of the original notification from the Licensee and the fair market valuation of the aforesaid Crude Oil shall be determined accordingly. If the Commissioner does not so elect, then the fair market valuation shall be determined in accordance with Clause 9.1(b)(ii) above.

9.2        Determination of Average Prices

(a)
The Licensee shall be responsible for establishing the relevant average prices for Crude Oil in accordance with this Article 9 and such prices shall be subject to the agreement by the Commissioner before they shall be accepted as having been finally determined. If the Parties fail to agree on the average price for any Quarter within thirty (30) days following the end of such Quarter then the calculation of the relevant average price shall be referred to an expert pursuant to Clause 28.14.

(b)
The Licensee shall, for the purposes of this Article 9, prepare and submit to the Commissioner within twenty (20) days after the end of each Quarter during a Development and Production Period a statement providing calculations of the value of Crude Oil Produced from Petroleum Operations during that Quarter and containing the following information:

(i)	the quantities, prices and receipts realized by the Licensee in Third Party Sales of Crude Oil of a given Quality Produced hereunder from each Development and Production Area during that Quarter;

(ii)
the quantities, prices and receipts realized by the Licensee in sales of Crude Oil of a given Quality Produced hereunder from each Development and Production Area during that Quarter, other than in Third Party Sales;

(iii)	the quantity of stocks of Crude Oil of a given Quality Produced hereunder from each Development and Production Area held at the end of that Quarter,

(iv)
the percentage volume of total sales of Crude Oil of a given Quality Produced  hereunder  from  each  Development  and  Production  Area made by the Licensee during that Quarter that are Third Party Sales; and

(v)
all information available to the Licensee, if relevant for the purposes of the calculations to be performed under this Article 9, concerning the prices of the selection of major competitive Crude Oils, including contract prices, discount and premia, and prices obtained on the spot markets.

9.3        Annual Meeting

During the year in which Production from the Licence Area commences, the Parties will meet in order to establish a provisional selection of the major competitive Crude Oils and an appropriate mechanism for the purposes of giving effect to Clause 9.1(b)(ii)(B) above. The selection of Crude Oils will be reviewed annually and modified if necessary.

9.4        Interim Royalty Calculations

For the purposes of ascertaining any amount of royalty until such time as the value of the Crude Oil attributable to a Quarter is determined hereunder, the calculations shall be based on the value of the Crude Oil attributable to the preceding Quarter under this Article 9 and in the absence of such value, on the value agreed between the Commissioner and the Licensee.

Upon determination of the value of the Crude Oil attributable to the Quarter in question hereunder, adjustments shall be made on the basis of the value determined.

9.5        Derivative Contracts

Prior to entering into any Derivative Contract the Licensee shall provide the Commissioner with a copy of that Derivative Contract or a term sheet accurately and in detail describing all of its material terms. If the Commissioner approves the use of that Derivative Contract in the calculations set out in Clause 9.1 the Commissioner shall so notify the Licensee in writing within seven (7) days after the receipt by the Commissioner of the Derivative Contract (or term sheet). If the Commissioner does not so notify the Licensee, the Derivative Contract shall not be used in the calculations set out in Clause 9.1.

ARTICLE 10:     NATURAL GAS

10.1      Non-Associated Gas Discovery

Where the Licensee has pursuant to Article 6 notified the Commissioner that Non-Associated Gas discovered in the License Area is a Commercial Discovery or Potentially Commercial Discovery the Parties shall as soon as possible after completion by the Licensee of an Appraisal Programme relating to such Discovery or sooner if so agreed, meet with a view to reaching an agreement on the Production, processing and sale of such Natural Gas.

10.2      Valuation of Royalty on Non-Associated Gas

For the purpose aforesaid the Minister of Petroleum and the Licensee shall negotiate in good faith with a view to reaching an agreement on the method of valuing the said Natural Gas and on the royalty payable in respect thereof which, to the extent that market conditions permit, shall give to the Licensee a fair return on its investment taking account of the risk assumed by the Licensee during the exploration stage.

10.3      Associated Gas

All Associated Gas is the property of The Gambia. The Government may elect to off-take at the wellhead or gas oil separator and use such Associated Gas provided that the costs thereof are borne by the Government and that such off-take will not be detrimental to the proper conduct of oilfield operations according to Best Industry Practice.

ARTICLE 11:     MARKETING AND DOMESTIC SUPPLY OBLIGATIONS

11.1      Domestic Supply Obligation

The requirements of the domestic market of The Gambia shall in the first instance be met by royalty Crude Oil delivered to the Government pursuant to Article 7 and Article 18. If there is a domestic demand in excess of the Crude Oil Production available pursuant to Article 7 and Article 18, the Licensee may be required by the Commissioner to sell Crude Oil in The Gambia on a pro rata basis with other producers in The Gambia according to the quantity of Crude Oil Produced by each producer. The Commissioner shall give the Licensee at least three (3) months notice in advance of the said requirements and the term of the supply shall be on an annual basis.

11.2      Price of Domestic Supply

Crude Oil sold pursuant to Clause 11.1 shall be paid for in foreign exchange at a price of ten percent (10%) less than that determined in accordance with Article 9.

11.3      Marketing of Government’s Share of Crude Oil

The Licensee shall, if requested by the Government with at least three (3) months advance notice, market abroad on competitive terms all or part of Government’s entitlement to Crude Oil Production under Article 18 and to royalty Crude Oil Production hereunder, subject to payment by the Government of direct costs normally borne by a seller in such transactions as may be agreed by the Government but excluding any commission overhead, marketing or similar fee or charge in respect of such service.

ARTICLE 12:     GAMBIAN RESOURCES AND CORPORATE SOCIAL RESPONSIBILITY

12.1      Use of Domestic Goods and Services

(a)	In Petroleum Operations the Licensee shall use goods and services produced or provided in The Gambia provided such goods and services are:

(i)	in accordance with accepted international standards;

(ii)	available on a timely basis in the quantity required; and

(iii)
available at prices that are not more than ten percent (10%) greater than those offered by an international supplier that would otherwise have been selected pursuant to the tender procedures established pursuant to Clause 12.1(b).

(b)
The Licensee will establish appropriate tender procedures for the aforesaid Gambian goods and services, taking into account Gambian local market conditions and enabling Gambian contractors to bid for the supply of such goods and for the provision of such services.

12.2      Corporate Social Responsibility

Corporate social responsibility is the commitment of the Licensee to contribute to sustainable economic development, working with employees, their families, the local community and society at large to improve their quality of life in The Gambia. The annual Work Programme and Budget shall include a corporate social responsibility agenda and program.

ARTICLE 13:     EMPLOYMENT AND TRAINING

13.1      Work Permits

Subject to the requirements of any law relating to immigration and to Clause 13.2, the Government shall provide the necessary work permits and other approvals required for the employment of Expatriate Employees by the Licensee in The Gambia for the purpose of performing its obligations under this Licence.

13.2      Employment of Gambian Citizens

In hiring managerial, administrative, operational and other personnel, the Licensee shall give preference to citizens of The Gambia having the requisite expertise and qualifications.

13.3      Expenditure on Training and Resources

(a)	The Licensee shall spend a minimum sum of:

(i)	one hundred thousand Dollars ($100,000) during each year of the Exploration Period (whether or not it runs concurrently with one or more Development and Production Periods); and

(ii)
five hundred thousand Dollars ($500,000) during each year of each Development and Production Period in respect of each Development and Production Area and each Satellite Development, for one or more of the following purposes:

(A)	to provide a mutually agreed number of Government personnel with on-the-job training in the Licensee’s operations in The Gambia and overseas, and/or practical training at institutions abroad;

(B)	to send suitable Gambian personnel selected by the Government on courses at universities, colleges or other training institutions mutually selected by the Licensee and the Government;

(C)	to send Gambian personnel selected by the Government to conferences and seminars related to the Petroleum industry; and

(D)	to purchase for the Government advanced technical books, professional publications, scientific instruments or other equipment required by the Government.

(b)
The minimum expenditure requirements in Clause 13.3(a) shall be adjusted bydividing them by an inflation factor “I” where I = A ÷ B:
where :

“A” is the United States Industrial Goods Producer Price Index (USIGPPI) as reported for the first time in the monthly publication “International Financial Statistics” of the International Monetary Fund (IMF) in the section “Prices, Production, Employment” for the month in which the Effective Date falls; and

“B” is the USIGPPI as reported for the first time in the aforesaid IMF publication for the month in which the first and any subsequent anniversary of the Effective Date falls.

(c)
The Government and the Licensee shall meet annually in order to formulate the programmes of activities to be undertaken by the Licensee specified in Clauses 13.3(a)(ii)(A) ~ 13.3(a)(ii)(D) above for the following year.

ARTICLE 14:     ASSETS AND INSURANCE

14.1      Surrender of Assets after Term

(a)
Subject  to  the  occupation  rights  of  the  Licensee  (if  any)  under  another Petroleum Production licence, prior to terminating Petroleum Operations in any area the Licensee shall comply with its rehabilitation obligations under Article 50 of the Act, including its obligation to by thirty (30) days prior written notice give the Minister of Petroleum on behalf of the Government the option to take possession of and title to the affected facilities, materials, equipment and Wells at no cost to the Government.

(b)
The provisions of this Clause 14.1 shall not apply to any facility, materials, equipment and wells which are still required by the Licensee for use in respect of any other Petroleum Production licence in The Gambia.

(c)
The provisions of this Clause 14.1 shall not apply in respect of any leased equipment belonging to local or foreign third parties, and such equipment may be freely exported from The Gambia in accordance with the terms of the applicable lease.

14.2      Disposal of Assets During Term

(a)
Subject to Clauses 14.1(a) and 14.2(b), the Licensee may, from time to time, remove and sell or otherwise dispose of any facility, materials, equipment and Wells in or on the Licence Area which are no longer required by the Licensee for the purpose of the Petroleum Operations under this Licence.

(b)
The Licensee shall, prior to removing and selling from the Licence Area any facility, materials, equipment and wells described in Clause 14.2(a), offer to the Government, at no cost to the Government, all such facility, materials, equipment and Wells. Such offer shall be made in writing by the Licensee to the Minister of Petroleum and shall set out the particular facility, materials, equipment and Wells to be removed and sold. If the Minister of Petroleum has not responded in writing to the Licensee within thirty (30) days of receiving such notice that it intends to take possession and title to such facility, materials, equipment and Wells, the licensee may remove and sell such in accordance with Clause 14.2(a).

14.3      Insurance

The Licensee shall obtain and at all times during the Term maintain, and shall require its Subcontractors to obtain and maintain, for Petroleum Operations hereunder, insurance of such type and in such amount as is customary in the international Petroleum industry in accordance with Best Industry Practice. Such insurance shall, without prejudice to the generality of the foregoing, cover:

(a)	the full replacement cost if there is any loss or damage to all assets for so long as they are used in the Petroleum Operations;

(b)	pollution caused in the course of the Petroleum Operations for which theLicensee, the Subcontractor or the operator may be held responsible;

(c)	property loss or damage or bodily injury suffered by any third party in the course of the Petroleum Operations;

(d)	the cost of removing wrecks and clean-up operations following an accident in the course of the Petroleum Operations; and

(e)	the Licensee’s, Subcontractor’s and/or the operator’s liability to its employeesengaged in the Petroleum Operations.

14.4      Restoration

If any of the assets used or to be used by the Licensee in Petroleum Operations are lost or damaged for any reason, then irrespective of whether the proceeds of the insurance described in Clause 14.3(a) are sufficient for these purposes, the Licensee shall fully replace or repair those assets as soon as is reasonably possible.

ARTICLE 15:     IMPORT DUTIES

15.1      Import Duty Exemptions

The Licensee and its Subcontractors engaged in Petroleum Operations hereunder shall be permitted to import free of duty and other taxes on imports machinery, equipment, vehicles, materials, supplies, consumable items (other than food stuffs or alcoholic beverages) and moveable property where imports in any of the said categories have been certified, with appropriate  verification  thereof,  by  the  Licensee  to  be  for  use  solely  in  carrying  out Petroleum Operations under this Licence.

15.2      Disposal of Imported Items

Subject to Article 14, any of the items imported in The Gambia may, if no longer required for the operations hereunder, be freely exported at any time by the importing party without the payment of any export duty or import duty provided, however, that on the sale or transfer by the importer of any such items to any person in The Gambia import duty shall be payable by the importer on the value thereof at the date of such sale or transfer.

15.3      Imports by Expatriate Employees

Each Expatriate Employee of the Licensee and of its Subcontractors shall be permitted, subject to the limitations and conditions set out in the Customs Act and the Customs Tariff Act, to import into The Gambia free of import duty bona fide personal and household effects including one automobile and one motorcycle provided, however, that no property imported by the Expatriate Employee shall be resold in The Gambia except in accordance with Applicable Laws.

ARTICLE 16:     FOREIGN EXCHANGE

16.1      Licensee’s Foreign Exchange Rights

The Licensee shall, during the Term, have the right:

(a)	to enter into loan agreements outside The Gambia for the purpose of financingPetroleum Operations hereunder provided that:

(i)	notification of the proposed loan agreements is given to theGovernment not less than one (1) month prior to their execution; and

(ii)	no payments of principal or interest in respect of such loans is made from any source in The Gambia other than the bank accounts referred to in Clause 16.1(b);

(b)
to open and maintain bank accounts denominated in Gambian currency in The Gambia and freely dispose of the sums deposited therein provided the said accounts are credited only with sums deposited in foreign currency or with the proceeds of the sale of foreign currency being credits relating to or derived from Petroleum Operations hereunder;

(c)
to  open  and  maintain  bank  accounts  in  any foreign  currency outside  The Gambia which may be credited without restriction and freely dispose of any sums  deposited  therein  without  restriction  and  without  any  obligation  to convert into Gambian currency any part of the said amounts save that such accounts shall not be credited with the proceeds of the sale of any Gambian currency without the consent of the Central Bank of The Gambia; and

(d)	to purchase Gambian currency, through authorized banks, without discrimination, at the rate of exchange generally available.

16.2      Expatriate Employee Foreign Exchange Rights

(a)	Expatriate Employees of the Licensee and its Subcontractors engaged inPetroleum Operations hereunder shall be entitled to:

(i)
export freely from The Gambia their savings on salaries in The Gambia and to export from The Gambia upon termination of their contract any sums paid to them from any provident fund or similar fund; and

(ii)
export  freely  from  The  Gambia  their  personal  property  previously imported into The Gambia or purchased with their personal property previously imported into The Gambia or purchased with their savings on salaries in The Gambia.

(b)
Where the Licensee by notice in writing to the Commissioner has guaranteed the full and proper discharge by any Expatriate Employee of his or her liability for Income Tax under the laws of The Gambia that Expatriate Employee shall be entitled to receive freely the whole or any part of his or her remuneration in the country in which he or she is normally resident.

ARTICLE 17:     FINANCIAL GUARANTEE

17.1      Financial Guarantee Amounts

Within seven (7) days after the execution of this Licence the Licensee shall provide, and the Licensee shall thereafter maintain in full force and effect as required pursuant to the Act, the Financial Guarantee in one or more than one (as the case may be) of either (a) the forms attached hereto as Annex D or (b) a parent company guarantee signed by the ultimate parent company of the Licensee in a form reasonably agreed by the Licensee and the Commissioner. During the Exploration Period the amount of the Financial Guarantee shall be ten percent (10%) of the estimated minimum work program expenses during each exploration period. Thereafter (or on the occurrence of the first Development and Production Period, if earlier) the amount of the Financial Guarantee shall be determined (and from time to time adjusted) by the Minister of Petroleum pursuant to Sections 59(1) and 59(2) of the Act, having regard to representations made by the Licensee pursuant to Section 59(9) of the Act.

17.2      Claims Under Financial Guarantee

(a)
The Minister of Petroleum may claim under the Financial Guarantee to the extent that he or she is permitted to do so under the Act or this Licence, including in the circumstance described in clause 17.2(b).

(b)
If at any time prior to the issuance pursuant to Section 51 of the Act of the final Closure Certificate in respect of the Licence Area the expiry date of the Financial Guarantee will occur within fourteen (14) days, The Minister of Petroleum  may  draw  down  from  the  Financial  Guarantee  the  maximum amount available thereunder.

ARTICLE 18:     GOVERNMENT PARTICIPATION

18.1      Participating Interest

The Government shall have the option to acquire a participating interest in the rights and obligations of the Licensee hereunder in any Development and Production Area or Areas and thereby to become one of the Persons constituting the Licensee in any Development and Production Area or Areas with effect from the date it exercises such option in accordance with Clause 18.2. Such participating interest, if acquired, shall not be more than fifteen percent (15%).

18.2      Exercise of Option to Acquire Participating Interest

If the Government wishes to exercise the option under Clause 18.1, the Minister of Petroleum must give notice to that effect to the Licensee no later than ninety (90) days following the date of approval of the Proposed Development and Production Plan approved hereunder in accordance with Clause 6.6. Such notice by the Minister of Petroleum to the Licensee shall include the percentage participating interest to be acquired by the Government.

18.3      No Reimbursement of Past Expenses

If the Government exercises the option under Clause 18.1, the Government shall not be liable to reimburse the Licensee for any expenses incurred by the Licensee in respect of the period prior to the date on which the Approved Development and Production Plan was approved.

18.4      Liability for Future Development and Production Expenses

(a)
Subject to the provisions relating to the approval of Work Programmes andBudgets set out herein and in the Operating Agreement referred to in Clause 18.5, if the Government exercises the option under Clause 18.1, the Government shall be liable for its participating interest share of all expenses incurred by the Licensee in relation to Petroleum Operations in the Development and Production Area after the date the Approved Development and Production Plan was approved, provided that the Government shall not be liable for its participating interest share of any Development and Production Bonuses pursuant to Clause 7.11, any production bonuses pursuant to Clause 7.12, or any claims, losses, costs, liabilities or expenses arising out of in connection with the negligence, gross negligence or willful misconduct of the Licensee, its Affiliates, or its or their contractors, vendors or agents.

(b)
For the purposes of Clause 18.4(a) “negligence, gross negligence or willful misconduct” means the failure by a person to exercise the standard of care that a reasonably prudent person would have exercised in the same or similar circumstances, and any act or failure to act (whether sole, joint or concurrent) by any person which was intended to cause, or which was in reckless disregard of or wanton indifference to, harmful consequences such person knew, or should have known, such act or failure to act would have on the safety or property of another person.

18.5      Operating Agreement

If the Government exercises the option under Clause 18.1, the Licensee and the Government shall forthwith enter into a mutually acceptable joint operating agreement in the form prescribed in the Regulations or, if no such form is prescribed in the Regulations, in a form that conforms to Best Industry Practice and is based on the most recent Model Contract of the International Operating Agreement developed by the Association of International Petroleum Negotiators (“AIPN”).

18.6      Ownership by National Oil Company of The Gambia

The Government may by notice to the Licensee elect to assign its participating interest in the Licence to the national oil company of The Gambia.

ARTICLE 19:    RECORDS, REPORTS AND CONFIDENTIALITY

19.1      Exploration Record Requirements

(a)
The Licensee shall keep at an address in The Gambia notified to the Commissioner, full and accurate accounts and records relating to Exploration, in accordance with Applicable Laws and accepted accounting principles generally used in the international Petroleum industry.

(b)	The records and accounts referred to in Clause 19.1(a) shall include full particulars of the following matters:

(i)	the drilling, operation, deepening, plugging and Abandonment of Wells; (ii)the Intervals and subsoil through which Wells are drilled;

(iii)	the casing inserted in Wells and any alteration to such casing;

(iv)	any Petroleum, water and economic minerals or dangerous substances encountered, and any significant discovery of any mineral made; and

(v)	the areas in which any geological or geophysical work has been carried out, and shall include:

(vi)	all tapes, diagrams, profiles and charts which were prepared in respect of the Licence Area;

(vii)
all geological and geophysical data and studies relating to the Licence Area, including digital data in raw and final forms, copies of all interpretations in workstation backup format, and reports and logs in digital and paper form; and

(viii)	all engineering data, studies and records relating to the Licence Area, including drawings, plans, designs and evaluations.

19.2      Maps and Plans

The Licensee shall keep at the address referred to in Clause 19.1 all geological maps and plans, geophysical records, and interpretations thereof, relating to the Licence Area which have been prepared by or on behalf of the Licensee or which the Licensee has otherwise acquired.

19.3      Production Reporting Requirements

The Licensee shall submit to the Commissioner:

(a)	at quarterly intervals commencing three (3) months after the Effective Date, in such form as the Commissioner directs:

(i)	a summary of all geological and geophysical work carried out;

(ii)	a summary of all drilling activity and results obtained; and

(iii)	a list of maps, or reports and of other geological and geophysical data prepared by or for the Licensee, in or in respect of the period concerned;

(b)	within sixty (60) days after the end of any year of the Term:

(i)	a record describing the results of all Petroleum Operations carried out by or for the Licensee in that year; and

(ii)	estimates (if available) of economically recoverable reserves of Crude Oil and Natural Gas at the end of that year;

(c) (i)
summaries of Wells drilled, including lithological groups, layer classification boundaries and Producing Intervals within six (6) months of the completion of drilling or, in the case of information that cannot reasonably be obtained in that period, as soon as possible after the completion of drilling; and

(ii)
copies of all data, including geological and geophysical reports, logs and Well surveys and interpretation of such data and any other data relating to Petroleum Operations hereunder as and when such data becomes available to the Licensee.

19.4      Development and Production Record Requirements

The Licensee shall keep at the address referred to in Clause 19.1 full and accurate accounts and records relating to Production. Such records and accounts shall be kept in accordance with Applicable Laws and accepted accounting principles generally used in the international Petroleum industry and shall include particulars of the following matters:

(a)	the gross quantity of any Crude Oil and Natural Gas Produced from theLicence Area;

(b)	the grades and gravity of any Crude Oil Produced and the composition ofNatural Gas Produced;

(c)	the quantities of:

(i)	Crude Oil;

(ii)	Natural Gas;

(iii)	each refined Petroleum product, including liquefied Petroleum gases;and

(iv)	sulphur, in any form or any other mineral in any form or any other gases, liquids or solids,

disposed  of  by  way  of  sale  or  otherwise,  the  consideration  received,  the quantity disposed of, and the name of the Person to whom any such quantity was disposed;

(d)	the quantity of Petroleum injected into the formation of:

(i)	Crude Oil;

(ii)	Natural Gas;

(iii)	each refined Petroleum product including liquefied Petroleum gases;and

(iv)	other liquids or gases;

(e)	the quantity consumed for drilling or otherwise in Production (other than quantities reported under paragraph (d)) and consumed in pumping to field storage and refineries in The Gambia of:

(i)	Crude Oil;

(ii)	Natural Gas; and

(iii)	each refined Petroleum product including liquefied Petroleum gases;

(f)	the quantity of Crude Oil refined by it or on its behalf in The Gambia;

(g)	the quantity of Natural Gas treated in The Gambia by it or on its behalf for the removal of liquids and liquefied petroleum gases, and the quantity of:

(i)	butane;

(ii)	propane; and

(iii)	any other liquids or gases or any solids;obtained from it; and

(h)	the quantity of Natural Gas or other Petroleum flared.

19.5      Retention of Core and Cutting Samples

The Licensee shall save and keep for a reasonable period of time a representative portion of each sample of cuttings, and a full set of cores, taken from drilling Wells and shall dispose of or forward the same to the Commissioner or an Authorized Officer in such manner as directed by the Commissioner. All samples acquired by the Licensee and kept for a period of twelve (12) months without receipt of any instruction to forward the same to the Commissioner or an Authorized Officer may, after prior notification of not less than one hundred and twenty (120) days to the Commissioner of the Licensee’s intention to do so, be disposed of by the Licensee at its discretion.

19.6      Export of Samples

The Licensee shall be freely permitted to export samples for purposes of processing or laboratory examination or analysis provided that samples equivalent in size and quality have first  been  delivered  to  the  Commissioner.  Originals  of  records  may  also  be  exported, provided however, that copies of equivalent quality have first been delivered to the Commissioner.

19.7      Property and Assets Records

(a)
The Licensee shall maintain, at the address referred to in Clause 19.1 and in accordance   with   Applicable   Laws   and   accepted   accounting   principles generally used in the international Petroleum industry, detailed records of property and assets it owns or utilizes in relation to this Licence.

(b)
At six (6) monthly intervals, the Licensee shall notify the Government in writing of all assets acquired during the preceding six (6) months indicating the quantities, costs and location of each asset.

(c)
At reasonable intervals but at least once a year with respect to moveable assets and once every four (4) years with respect to immovable assets, the Licensee shall take inventories of the property and assets it owns or utilizes in relation to this Licence. The Licensee shall give the Government at least ninety (90) days written notice of its intention to take such inventory and the Government shall have the right to be represented when such inventory is taken. The Licensee will clearly state the principles upon which valuation of the inventory has been based.

19.8      Accounting and Tax Records and Reports

(a)
The Licensee shall keep at the address referred to in Clause 19.1 full and accurate accounting and tax records. Such records and accounts shall be kept in accordance with Applicable Laws and accepted accounting principles generally used in the international Petroleum industry.

(b)
The  accounts  shall  be  maintained  in  Gambian  currency  and  United  State Dollars; however, the United States Dollar accounts will prevail in case of any conflict.  Metric  units  and  Barrels  shall  be  employed  for  measurements required under the Licence. The language employed shall be English. Where necessary  for  clarification  the  Licensee  may  also  maintain  accounts  and records in other units of measurements and currencies.

(c)
The Licensee shall prepare and submit to the Commissioner within twenty (20) days after every month a statement of expenditures and receipts under the Licence in respect of that month. If the Commissioner is not satisfied with the degree of detail and  segregation within the categories, he or she shall  be entitled to ask for a more detailed breakdown and the Licensee shall comply with such request. The statement shall show the following:

(i)	actual expenditures and receipts for the month in question;

(ii)	cumulative expenditures and receipts for the year in question;

(iii)	the latest forecast of cumulative expenditures and receipts at the year end; and

(iv)	variations between the budgeted forecast and the latest forecast of expenditures and receipts, with explanations thereof.

19.9      Confidentiality

(a)	The Parties, and Persons comprising Licensee, shall maintain the confidentiality of all data, interpretations, and other information generated hereunder except:

(i)	to the extent such information is required in compliance with Applicable Laws or Regulations, or pursuant to any legal proceedings or because of any order of any court binding upon a Party;

(ii)
to  prospective or  actual  attorneys,  consultants,  shipping companies, Subcontractors (applicable only to Licensee), or agents engaged by a Party where disclosure is essential to such Person’s work for such Party;

(iii)	as may be required under the rules or requirements of a government or stock exchange having jurisdiction over such a Party, or its Affiliates;

(iv)	to its employees for the purposes of implementation of this License;and

(v)
any information which, through no fault of a Party, becomes part of the public domain. Disclosure  pursuant  to  Clause  19.9(a)(ii)  shall  not  be  made  unless  the disclosing Party has obtained a written undertaking from the recipient that provides for rights and obligations substantially in accordance with this Clause 19.9(a), provided that any obligation on the part of an attorney to make a disclosure in accordance with his or her law society or bar association shall be considered as a disclosure required by law.

(b)	The Licensee, and the Persons comprising or representing Licensee, shall also have the right to make disclosures to:

(i)	to an Affiliate or agent;

(ii)	to any Government agency of The Gambia when required under theLicence or the Act;

(iii)	to a bona fide prospective transferee or joint venturer; and

(iv)	to a bank or other financial party in the context of arranging for funding of Petroleum Operations.

Disclosure pursuant to Clauses 19.9(b)(i), 19.9(b)(iii)and 19.9(b)(iv) shall not be made unless the disclosing Party has obtained a written undertaking from the   recipient   that   provides   for   rights   and   obligations   substantially   in accordance with Clause 19.9 (a).

(c)
Notwithstanding the foregoing, subject to the provisions of Section 38 of the Act and Applicable Laws, all data and information and any interpretation thereof submitted by the Licensee to the Minister of Petroleum or Commissioner pursuant to this Licence or the Act shall so long as it relates to an area which is a part of the Licence Area be treated as confidential and shall not be disclosed by the Government to any other person without the consent of the Licensee, which consent shall not be unreasonably withheld or delayed.

19.10    Surrender of Records on Relinquishment

Where the Licence Area is relinquished on termination or expiry of the Licence or surrender of the Licence pursuant to Article 26, or where the Licensee otherwise relinquishes any part of the Licence Area, the Licensee shall forthwith deliver to the Minister of Petroleum:

(a)	all the records which were maintained hereunder with respect to the relinquished Licence Area;

(b)	all plans or maps of the relinquished Licence Area which were prepared by or on the instructions of the Licensee or which the Licensee otherwise acquired;

(c)	all tapes, diagrams, profiles and charts which were so prepared;

(d)
all geological and geophysical data and studies including digital data in raw and final forms, copies of all interpretations in workstation backup format, and reports and logs in digital and paper form relating to the relinquished Licence Area;

(e)	all engineering data studies and records including drawings, plans, designs and evaluations, relating to the relinquished Licence Area;

(f)	any other data then in the possession of the Licensee or to which the Licensee has access that is based on or derived from the foregoing; and

(g)
such other documents relating to operations under this Licence as Minister of Petroleum may, by notice given to the former Licensee, require the former Licensee to so deliver, provided that the Licensee may retain copies of any of the foregoing materials but only to the extent and for the period necessary for the Licensee to develop in accordance with Best Industry Practice any portion of the Licence Area still retained by the Licensee, and provided further  that  the  Licensee  shall  provide  the  Minister  of  Petroleum  with  an  accurate  and detailed list of the copies so retained.

ARTICLE 20:     AUDITS

20.1      Accounting Procedure Audit Rights

(a)
Without prejudice to the Government’s statutory audit rights, the Government shall have the right to audit the Licensee’s accounts and records maintained hereunder with respect to each year within six (6) years from the end of each such year. Notice of any exception to the Licensee’s accounts for any year shall be submitted to the Licensee within one hundred and twenty (120) days of receipt by Government of the report of its auditors.

(b)
For purposes of audits, the Government may examine and verify, at reasonable times, all charges and credits relating to the Licensee’s activities under the Licence and all books of accounts, accounting entries, material records and inventories, vouchers, payrolls, invoices and any other documents, correspondences and records necessary to audit and verify the credits. Furthermore, the auditors shall have the right in connection with such audit to visit and inspect at reasonable times all sites, plants, facilities, warehouses and offices of the Licensee directly or indirectly serving its activities under this Licence.

(c)
Where the Government requires verification of charges made by an Affiliate of the Licensee it shall have the right to obtain at the Licensee’s cost an audit certificate from a recognized firm of public accountants acceptable to both the Government and the Licensee.

20.2      Statutory Audit Rights

Nothing in this Article 20 shall be construed as limiting in any way the right of the Government or any officer of the Government pursuant to any statutory power to audit or cause to be audited the books and accounts of the Licensee.

ARTICLE 21:    ASSIGNMENT

21.1      No Assignment Without Consent

(a)
The Licensee may not assign to any Person, in whole or in part, any of its rights, privileges, duties or obligations under this Licence without the prior written consent of the Minister of Petroleum, which consent may be withheld on reasonable grounds, including if the Minister of Petroleum has reasonable concerns regarding the technical or financial capabilities and resources of the assignee (having given due regard to the technical and financial capabilities of the assignor in the case of a partial assignment). The Minister of Petroleum shall respond within sixty (60) days to any requests for consent to an assignment.

(b)
An assignment made pursuant to the provisions of this Article 21 shall bind the assignee to all the terms and conditions hereof and, as a condition to any assignment, the Licensee shall provide an unconditional undertaking by the assignee to assume all obligations of the assignor under this Licence.

21.2      Assignment Free of Transfer Fees

Any assignment made pursuant to the provisions of this Article 21 shall be free of any transfer related taxes, charges or fees.

ARTICLE 22:     MEASUREMENT OF PETROLEUM

22.1      Measurement of and Title to Petroleum

The Licensee shall measure or weigh by a method or methods customarily used in Best Industry Practice and from time to time approved by the Commissioner, all Petroleum Produced from the Licence Area. The quantity of Crude Oil (if any) delivered to the Government pursuant to Clause 7.4(a) shall be measured at the Delivery Point and title to that Crude Oil shall not pass to the Government until the Crude Oil passes the Delivery Point.

22.2      Changes in Measurement Methods

The Licensee shall not make any alteration in the method or methods of measurement or weighing used by it or in any appliances used for such purpose without the consent in writing of the Commissioner and the Commissioner may in any case require that no alteration shall be made save in the presence of a person authorized by the Commissioner.

22.3      Verification of Measurement Methods

The Commissioner may, from time to time, direct that any weighing or measuring appliance shall be tested or examined in such manner, on such occasions or at such intervals, and by such means as may be specified in the direction.

22.4      Consequences of Inaccurate Measurement Methods

If any measuring or weighing appliance is, upon any test or examination pursuant to Clause 22.3, found to be inaccurate, the appliance shall be deemed to have existed in that condition:

(a)
during the period commencing on the date that the Commissioner determines (acting reasonably) was the date on which the appliance became inaccurate and ending on the date when the appliance was found to be inaccurate; or

(b)
if the Commissioner is unable to make a determination under Clause 22.4(a), during a period that is represented by half of the period from the last occasion upon which the appliance was tested or examined pursuant to Clause 22.3 to the date when the appliance was found to be inaccurate. Any royalty or other amounts payable under this Licence or the Act affected by the inaccurate measuring or weighing appliance shall be adjusted accordingly for the applicable period.

22.5      Pressure of Natural Gas

For the purposes of measuring Natural Gas Produced from the Licence Area the volume of the Natural Gas shall be calculated at an absolute pressure of one atmosphere and at a temperature of 60˚F.

ARTICLE 23:     DOMESTIC UNITIZATION AND JOINT DEVELOPMENT

23.1      Domestic Unitization Order

(a)	If the Minister of Petroleum:

(i)
is satisfied that a Reservoir within the Licence Area extends into one or more other licence areas (either held by the Licensee or another licensee(s), but in any event existing entirely within the international borders of The Gambia); and

(ii)
if both: (A) the Licensee has submitted a Proposed Development andProduction Plan under Clause 6.5 in regard to such Reservoir; and (B) a proposed  development  and  production  plan  has  been  submitted  in regard to such  Reservoir  by such other licensee (s); and the Minister of Petroleum considers it desirable, in order to maximize the ultimate economic recovery of Petroleum in accordance with this Clause 23.1, and in order to avoid unnecessary drilling, that the Reservoir be Developed and Produced as a unit in cooperation by all licensees who have Licences into which such Reservoir extends; then, notwithstanding Clauses 6.5 and 6.6, the following provisions of this Clause 23.1 shall apply.

(b)
Upon being so required by written notice of the Minister of Petroleum, the Licensee shall cooperate with such other licensee(s) to attempt to prepare a scheme   (a   “Unit   Development  Scheme”)  for  the Development   and Production  of  the Reservoir as a unit, and shall use best reasonable efforts jointly with the other licensees to submit such Unit Development Scheme to the Minister of Petroleum for approval by the date provided for in such written notice (which shall not be less than eight (8) months). Such Unit Development Scheme shall be designed to Develop and Produce the subject Reservoir in a manner that will provide for the highest possible net present value (considering Licensee, and the other licensee(s), in aggregate) while at the same time meet the requirements of Best Industry Practice in terms of engineering, health, safety and the environment, and shall otherwise be in accordance with the criteria described in Article6, mutatis mutandis.

(c)	Within sixty (60) days of the submission of a Unit Development Scheme underClause 23.1(b) the Commissioner shall, by written notice:

(i)	if the Unit Development Scheme is in accordance with the criteria described in Clause 23.1(b), approve such Unit Development Scheme; or

(ii)	if the Unit Development Scheme is not in accordance with the criteria described in Clause 23.1(b), reject such Unit Development Scheme.

(d)
Provided, however, that in regard to any Unit Development Scheme that is in accordance with the criteria described in Clause 23.1(b), the Commissioner may also provide to the Licensee, and the other licensee(s) (along with such written notice of approval) with modifications to such Unit Development Scheme that are reasonably required by the Government, and which are in accordance with Best Industry Practice, provided that such required modifications do not increase the budget for such Unit Development Scheme by more than ten percent (10%) and do not substantially alter the general objectives of the Unit Development Scheme (such as the general location of facilities or the general route of a pipeline).

(e)
In any case where the Commissioner does not provide any written notice to the Licensee as provided in Clause 23.1(c), or does not provide any required modifications as provided in Clause 23.1(d), within the time provided for in Clauses 23.1(c) or 23.1(d), respectively, then the Government shall be deemed to have waived its rights under Clauses 23.1(c) or 23.1(d), as applicable, and the applicable Unit Development Scheme shall be deemed approved.

(f)	If there is a dispute over:

(i)	whether any Unit Development Scheme is in accordance with the criteria described in Clause 23.1(b); or

(ii)
whether  any  modifications  provided  by  the  Commissioner  are  in accordance with the criteria described in Clause 23.1(d), then either Party may refer the matter to an expert for determination in accordance with Clause 28.14, according to the applicable criteria described in Clause 23.1(b) and Clause 23.1(d), respectively.

(g)	Where the expert determines that

(i)	a Unit Development Scheme is in accordance with the criteria described in Clause 23.1(b), such Unit Development Scheme shall become the Approved Unit Development Scheme; or

(ii)
that modifications provided by the Commissioner are in accordance with the criteria described in Clause 23.1(d), such Unit Development Scheme, as modified pursuant to the modifications provided by the Commissioner shall become the Approved Unit Development Scheme.

(h)
Where  the  expert  determines  that  a  Unit  Development  Scheme  is  not  in accordance with the criteria described in Clause 23.1(b), then such expert shall advise the Licensee how such Unit Development Scheme may be revised in order to meet the applicable criteria. The Licensee shall have the right to revise a Unit Development Scheme in accordance with such advice from the expert and to re-submit such revised Unit Development Scheme to the Commissioner by written notice within sixty (60) days of receipt of such advice from such expert. If the Commissioner determines, acting reasonably, that such revised Unit Development Scheme is still not in accordance with the criteria described in Clause 23.1(b), then the Commissioner shall within a further thirty (30) days submit the Licensee’s then current Unit Development Scheme, and the Commissioner’s proposal, to the expert referred to in Clause 23.1(f).Within thirty (30) days thereafter the expert shall choose either the Licensee’s then current Unit Development Scheme or the Commissioner’s proposal (such choice to be based upon which proposal best meets the criteria described in Clause 23.1(b) and most closely takes into account the expert’s advice under this Clause 23.1(h)) and all of the costs and expenses arising in relation to or incurred by the Parties with respect to this second submission to the expert shall be paid by that Party whose proposal is  not selected by the expert. Subject to any modifications as contemplated pursuant to Clause 23.1(d), the proposal selected by the expert shall become the Unit Development Scheme.

(i)
Where the expert determines that modifications provided by the Commissioner are not in accordance with the criteria described in Clause 23.1(d), then such expert shall advise the Commissioner how such modifications may be revised in order to meet the applicable criteria. The Commissioner shall have the right to revise such modifications in accordance with such advice from the expert and to provide such revised modifications to the Licensee by written notice within sixty (60) days of receipt of such advice from the expert. If the Licensee determines, acting reasonably, that such revised modifications are still not in accordance with the criteria described in Clause 23.1(d), then the Licensee shall within a further thirty (30) days submit the Commissioner’s then current modifications, and the Licensee’s proposal, to the expert referred to in Clause 23.1(f). Within thirty (30) days thereafter the expert shall choose either the Commissioner’s then current modifications or the Licensee’s proposal (such choice to be based upon which proposal best meets the criteria described in Clause 23.1(d) and most closely takes into account the expert’s advice under this Clause 23.1(i)) and all of the costs and expenses arising in relation to or incurred by the Parties with respect to this second submission to the expert shall be paid by that Party whose proposal is not selected by the expert. The proposal selected by the expert shall become modifications to the approved Unit Development Scheme. If the Commissioner does not provide such revised modifications to the Licensee within such time period the Government shall have waived all rights under this Clause 23.1, and the applicable Unit Development Scheme shall become the Approved Unit Development Scheme.

(j)
In  the  event  that  the  Licensee  has  not  (with  the  agreement  of  the  other licensees)   submitted   to   the   Minister   of   Petroleum   a   proposed   Unit Development Scheme within the time provided under Clause 23.1(b), then, within six (6) months of the date that the Licensee was to submit a proposed Unit Development Scheme, the Minister of Petroleum shall propose to the Licensee, and the other licensee(s), a Unit Development Scheme as provided for in Clause 23.1(b), mutatis mutandis, and which is equitable to the Licensee and the other licensee(s).

(k)
If there is a dispute over any such Unit Development Scheme proposed by the Minister of Petroleum, then either Party may, within thirty (30) days of receipt of  any  such  proposal,  refer  the  matter  to  an  expert  for  determination  in accordance with Clause 28.14 and the relevant criteria described in Clause 23.1(b).

23.2      Joint Development of Infrastructure

If there is a:

(a)	Reservoir within the Licence Area; and

(b)
a separate Reservoir located in one or more other Licence areas (either held by the Licensee or another licensee(s), but in any event existing entirely within the international borders of The Gambia); then the Licensee shall have the right, but not the obligation, jointly to develop and utilize infrastructure (including pipelines and other facilities) with such other licensee(s).  In such a case Clauses 6.5, 6.6 and 6.7 shall be otherwise applicable, mutatis mutandis.

ARTICLE 24:     DIRECTIONS REGARDING PETROLEUM RESERVOIR ACROSS BOUNDARIES

24.1      Cross-Border Unitization

Where the Minister of Petroleum is satisfied that any Reservoir in the License Area extends into an area to which the Minister of Petroleum’s powers to grant Licences pursuant to the Act do not apply and the Minister of Petroleum considers that it should be developed as a unit in cooperation by the Licensee and all other Persons having an interest in any part of the Reservoir, the Minister of Petroleum may from time to time by notice in writing give to the Licensee such directions as the Minister of Petroleum may think fit as to the manner in which the rights conferred by this Licence shall be exercised.

24.2      Observation of Cross-Border Unitization Scheme

The Licensee shall observe and perform all such requirements in relation to the Licence Area as may be specified in any such direction.

24.3      Amendments to Domestic Unitization Scheme

Any such direction may add to, vary or revoke the provisions of a Unit Development Scheme referred to in Article 23 in the event that a Reservoir that is previously the subject of Article 23 is determined to be a cross-border Reservoir.

ARTICLE 25:     APPLICABLE LAW

25.1      Governing Law

This Licence shall be governed by, interpreted and construed in accordance with the Laws of The Gambia.

ARTICLE 26:     SURRENDER AND TERMINATION

26.1      Surrender of Rights

The Licensee, by giving to the Minister of Petroleum not less than thirty (30) days notice in writing, may:

(a)
if its obligations in respect of the Initial Exploration Period and any Extension Exploration Period have been fulfilled, at any time thereafter during the relevant period surrender its rights and subject to Clause 26.5 be relieved of further obligations in respect of the entire Licence Area; and

(b)
at any time after the Effective Date, surrender its rights and be relieved of its obligations in respect of any area forming part of the Licence Area provided however, that no surrender by the Licensee of its rights over any part of the Licence Area shall relieve the Licensee of its work obligations set out in Article 3 or its rehabilitation obligations under Section 50 of the Act.

26.2      Termination

Subject  to  Clauses  26.3  and  26.4,  this  Licence  will  terminate  on  written  notice  by the Minister of Petroleum to the Licensee in the following events:

(a)
if the Licensee is in material default of any obligation under this Licence or the Act, provided that any failure by the Licensee to comply with its obligations under Clause 3.1 (Work Obligations), Article 4 (Work Programmes and Budgets), Clause 6.1 (Initial Notice of Discovery), Clause 6.2 (Discovery Merits Appraisal), Clause 6.5 (Proposed Development and Production Plan Requirement and Content), Article 7 (Royalties, Bonuses, Rentals, Payroll Tax and Development Levy), Article 8 (Conduct of Petroleum Operations), or Article 17 (Financial Guarantee), or its material obligations under the Tax Schedule shall be deemed to be a material default entitling the Minister of Petroleum to terminate this Licence under this Clause 26.2(a); or

(b) (i)
if an order is made or a resolution is passed by a court of competent jurisdiction  for  the  winding  up,  dissolution,  liquidation  or reorganization under any bankruptcy law of a Person constituting the Licensee unless it is for the purpose of amalgamation or reconstruction and the Minister of Petroleum has been notified of the amalgamation or reconstruction in advance;

(ii)	if a Person constituting the Licensee becomes insolvent or bankrupt, or makes an assignment for the benefit of creditors without the consent of the Minister of Petroleum; or

(iii)	if a receiver is appointed for a substantial part of the assets of a Person constituting the Licensee, and either Party may terminate this Licence in the following events:

(c)	if the other Party fails to comply with any arbitration award given as a result of arbitration pursuant to Article 28 or any decision of an expert pursuant to Clause 28.14; or

(d)
if as a result of an event or circumstance of Force Majeure, either Party is relieved from performing a material obligation pursuant to Clause 27.1 for a period in excess of eighteen (18) months and it is reasonable to assume that the Party will be unable to resume performance of that material obligation within the next six (6) months.

26.3      Notice of Termination

Before terminating this Licence pursuant to Clause 26.2(a) the Minister of Petroleum shall, by written notice to the Licensee, give not less than thirty (30) days notice (or such longer period not to exceed one hundred and twenty (120) days as may be required to give the Licensee a reasonable opportunity to remedy the relevant breach if that breach is capable of remedy) of his or her intention to terminate this Licence stating in detail the grounds of the intended termination.

26.4      Cure Rights

The Minister of Petroleum shall not terminate this Licence under Clause 26.2(a) if the Licensee remedies or removes the grounds for termination to the reasonable satisfaction of the Minister of Petroleum within the time period specified pursuant to Clause 26.3.

26.5      Consequences of Surrender or Termination or Expiry of Term

Notwithstanding the termination of this Licence pursuant to Clause 26.2, the surrender of rights by the Licensee pursuant to Clause 26.1(a) or the expiry of the Term, the terms of this Licence shall remain in full force and effect in respect of:

(a)	unperformed obligations that arose prior to that termination, surrender or expiry;

(b)	liabilities that accrued prior to the termination, surrender or expiry; and

(c)	liabilities arising out of or in connection with circumstances, acts or omissions that occurred prior to the termination, surrender or expiry.

ARTICLE 27:     FORCE MAJEURE

27.1      Relief for Force Majeure

If by reason of Force Majeure a Party is unable, wholly or partially, to perform any of its obligations hereunder (other than an obligation to pay or expend money), then the Party so affected by Force Majeure shall be relieved of such obligations to the extent of that inability.

27.2      Definition of Force Majeure

The expression “Force Majeure” shall mean any event or circumstance that is beyond the reasonable control of the Party claiming relief under Clause 27.1 having acted in accordance with Best Industry Practice and, subject to the foregoing, shall include:

(a)	national or industry-wide strikes, lockouts, labour or other industrial disturbances (including sabotage) and civil disturbances;

(b)	epidemics and quarantine restrictions;

(c)
accidents, landslides, lightning, earthquakes, volcanic eruptions, meteorite impacts, fires, floods, storms, fog, tidal waves, washouts and explosions, shipwrecks and perils to navigation and other acts of God; and

(d)	acts of war, including blockades, insurrections, riots, arrests and restraints of rulers and peoples, or conditions arising out of or attributable to war (declared or undeclared).

27.3      Exclusions from Force Majeure

Notwithstanding anything in Clauses 27.2, the following events or circumstances shall not be treated as Force Majeure:

(a)
lack of money or credit, lack or markets, economic hardship, changes  in market conditions, including changes which directly or indirectly affect the demand for or price of Petroleum, including the demand for, or price of, any commodity used in the pricing thereof or the ability to make a profit or to receive a satisfactory rate of return from the Production, sale or consumption of Petroleum;

(b)	the imposition of sanctions by any government or governmental authority due solely to the failure of the Licensee to comply with any law or regulation;

(c)
the withdrawal or expiration of, or failure to obtain, any necessary consent, confirmation, authorization or other approval of any government or governmental authority which the Licensee, having acted in accordance with Best Industry Practice, can apply for and obtain, maintain or extend or could have applied for and obtained, maintained or extended;

(d)	the breakdown, failure or non-operation of machinery comprising theLicensee’s facilities:

(i)	caused by normal wear and tear;

(ii)	caused by the non-availability of any part or parts of the machinery;and

(iii)	which has been caused by a design or manufacturing defect which is patent, known or foreseeable as the date of this Licence.

27.4      Notice of Force Majeure

A Party shall have the benefit of relief from its obligations under Clause 27.1 with effect from the commencement of the relevant event or circumstance of Force Majeure, provided that as soon as is practical in the circumstance such affected Party gives to the other Party notice, written or oral (but if oral, promptly confirmed in writing) of the Force Majeure, including a full description thereof and of the likely impact on such Party’s performance of its obligations hereunder.  If such notice is not given as soon as is practical then the Party’s relief from its obligations shall not be effective until the giving of such notice.

27.5      Mitigation

A Party seeking relief from its obligations due to Force Majeure shall:

(a)	use all reasonable efforts to overcome the effects of the Force Majeure and to perform its obligations hereunder;

(b)
provide the other Party with regular written updates (no less often than every ten (10) days) on its efforts to overcome the effects of the Force Majeure, the status of its ability to perform its obligations hereunder and a good faith estimate of when it will be able to resume performance of such obligations; and

(c)	provide notice to the other Party promptly upon it being able to fully resume performance of its obligations hereunder.

27.6      Extension of Term for Force Majeure

The  period  for  the  performance  of  any  obligation  or  exercise  of  any  right  by  a  Party hereunder shall be extended by an amount of time equal to the period during which that Party was relieved from performing a material obligation pursuant to Clause 27.1.

ARTICLE 28:     ARBITRATION

28.1      Amicable Settlement Efforts

The Parties shall use their best efforts to settle amicably all disputes or differences arising out of or in connection with any of the terms and conditions of this Licence or the interpretation thereof (each a “Dispute”).

28.2      Notification

Notwithstanding Clause 28.1 but subject to Clause 28.14, a Party who desires to submit a Dispute for resolution shall provide to the other Party written notice of the Dispute (a “Notice of Dispute”). The Notice of Dispute shall contain a brief statement of the nature of the Dispute and the relief requested. The submission of a Notice of Dispute shall toll any applicable  statutes  of  limitation  related  to  the  Dispute,  pending  the  conclusion  or abandonment of dispute resolution proceedings under this Article 28.

28.3      Arbitration

Except for Disputes which are expressly stated in this Licence to be referable to an expert, any Dispute shall be exclusively and definitively resolved through final and binding arbitration, its being the intention of the Parties that this Article 28 constitutes a broad form arbitration agreement designed to encompass all possible disputes.

28.4      Arbitration Rules

(a)
The arbitration shall be conducted in accordance with the Rules of Procedure for Arbitration Proceedings (the“ICSID Rules”) of the International Centre for Settlement of Investment Disputes (“ICSID”) and except as provided in Clause 28.4(b) the Parties irrevocably agree to submit themselves to the jurisdiction of ICSID.

(b)	If:

(i)
any request for arbitration made pursuant to Clause 28.2 and Article 36 of the Convention on the Settlement of Investment Disputes between States and Nationals of Other States 1965 (the “ICSID Convention”) is not registered by the Secretary-General under Clause 36(3) of the ICSID Convention; or

(ii)	ICSID or the arbitral tribunal fails or refuses to assume or to exercise jurisdiction or to continue to exercise jurisdiction with respect to any dispute referred to it; or

(iii)
for any other reason the Dispute cannot be fully determined by arbitral proceedings pursuant to the ICSID Rules, then any such Dispute shall be determined by means of arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce (the “ICC”).

28.5      Law Governing the Arbitration

The Arbitration shall be governed by English Law.

28.6      Number of Arbitrators

The arbitration shall be conducted by three arbitrators, unless the Parties agree to a sole arbitrator within thirty (30) days after the day on which the Notice of Dispute is delivered (the “Dispute Filing Day”).

28.7      Method of Appointment of the Arbitrators

(a)
If the arbitration is to be conducted by a sole arbitrator, then the arbitrator will be jointly selected by the Parties.  If the Parties fail to agree on the arbitrator within thirty (30) days after the Dispute Filing Day the arbitrator shall beappointed by the Chairman of the Administrative Council pursuant to the ICSID Rules or, in the case of an arbitrator under Clause 28.4(b), by the ICC International Court of Arbitration.

(b)
If the arbitration is to be conducted by three arbitrators, then each Party shall appoint one arbitrator within thirty (30) days of the filing of the arbitration, and the two arbitrators so appointed shall select the presiding arbitrator within thirty (30) days after the latter of the two arbitrators has been appointed by the Parties.  If a Party fails to appoint its Party-appointed arbitrator or if the two Party-appointed arbitrators cannot reach an agreement on the presiding arbitrator within the applicable time period, then the remaining arbitrator shall be, at the request of either Party, appointed by the Chairman of the Administrative Council pursuant to the ICSID Rules or, in the case of an arbitration under Clause 28.4(b), by the ICC International Court of Arbitration.

(c)
If there is more than one Person constituting Licensee, and if such Persons are unable to agree upon their Party-appointed arbitrator; and the Persons constituting Licensee, and the Government, cannot unanimously agree upon the appointment of all three arbitrators within the applicable time period, then all three arbitrators shall be, at the request of either Party, appointed by the Chairman of the Administrative Council pursuant to the ICSID Rules, or, in the case of an arbitration under Article 28.4(b), by the ICC International Court of Arbitration.

28.8      Consolidation

If the Parties initiate multiple arbitration proceedings the subject matters of which are related by common questions of law or fact and which could result in conflicting awards or obligations, then all such proceedings may be consolidated into a single arbitral proceeding.

28.9      Place of Arbitration

Unless otherwise agreed by all Parties to the Dispute, the place of arbitration shall be London, England.

28.10    Language

The arbitration proceedings shall be conducted in the English language and the arbitrator(s) shall be fluent in the English language.

28.11    Entry of Judgment

The award of the arbitral tribunal shall be final and binding. Judgment on the award of the arbitral tribunal may be entered and enforced by any court of competent jurisdiction. Subject (in the case of arbitral proceedings under Clause 28.4(a)) to the provisions of Section 5 of Chapter IV of the ICSID Convention and Chapter VII of the ICSID Rules, each Party hereby irrevocably undertakes:

(a)	to treat any arbitral award or procedural order made by the arbitral tribunal constituted pursuant to this Clause 28.11 as final and binding; and

(b)	to comply with and to carry out any such arbitral award or procedural order, fully and without delay.

28.12   Service

Any legal process or notice required for any arbitration proceeding or expert determination shall be deemed properly served if sent in accordance with Article 30 of this Licence.

28.13   Conservatory and Provisional Measures

(a)
Prior  to  the  constitution  of  the  arbitral  tribunal  or  in  the  absence  of  the jurisdiction  of  the  arbitral  tribunal,  any  Party  may  apply  to  a  court  of competent jurisdiction for conservatory or provisional measures for the preservation of the rights and interests of any Party under or with respect to this Licence and the arbitration agreement set forth in this Article 28. The Parties agree that seeking such conservatory or provisional measures shall bewithout prejudice to the Parties’ rights and obligations to resolve Disputes in the manner set forth in Clause 28.3.

(b)
Without prejudice to the provisions of Article 47 of the ICSID Convention and Rule 39 of the ICSID Rules (in the case of any arbitral proceeding begun pursuant to Clause 28.4(a) of this Licence), the Parties agree that the arbitral tribunal may, upon the application of either Party, take such conservatory or provisional measures as the arbitral tribunal may consider necessary with respect to:

(i)	the subject matter of the Dispute or any ancillary claim referred to it; (ii)the maintenance or efficient conduct of the arbitration; or

(iii)
the preservation of the rights and interests of any Party under or with respect to this Licence and the arbitration agreement set forth in this Article 28, including the making of an order requiring any Party to refrain from filing or pursuing, or to terminate or withdraw, any action, suit or proceeding in any court of competent jurisdiction or, to the extent not prohibited by law, other authority  which  has  (directly  or  indirectly)  a  connection  with  the  subject matter of the arbitral proceeding or jurisdiction relating to such subject matter.

(c)
Until such time as any arbitral proceedings begun pursuant to Clause 28.4(a) or  Clause 28.4(b) have been finally concluded and all rights or appeal, if any, have been exhausted, each Party irrevocably agrees not to initiate any proceedings or file any action or suit in any action or suit in any court of competent jurisdiction or before any judicial or other authority arising out of or in connection with this Licence, the arbitration agreement set forth in this Article 28, or any Dispute, including proceedings brought with a view to recourse or appeal against or revision or the annulment of any arbitral award or procedural order made by the arbitral tribunal or proceedings in which relief or remedy is sought by way of injunction or other judicial order (interlocutory orfinal) which would have the effect (directly or indirectly)of restraining or impeding the maintenance or prosecution by either Party of any arbitral proceeding initiated pursuant to Clause 28.4(a) or Clause 28.4(b), except proceedings brought exclusively for the purpose of recognition and enforcement of any arbitral award or procedural order made by the arbitral tribunal.

28.14   Expert Determination

For any Dispute which is expressly stated in this Licence to be referable to an expert, the Parties hereby agree that such decision shall be conducted expeditiously by an expert selected unanimously by the Parties. The expert is not an arbitrator of the Dispute and shall not be deemed to be acting in an arbitral capacity. The Party desiring an expert determination shall give the other Party written notice of the request for such determination. On the request of any Party the International Centre for Expertise of the ICC shall appoint such expert and shall administer such expert determination through the ICC’s Rules for Expertise. The expert, once appointed, shall have no ex parte communications with any of the Parties concerning the expert determination or the underlying Dispute. All Parties agree to cooperate fully in the expeditious conduct as such expert determination and to provide the expert with access to all facilities, books, records, documents, information and personnel necessary to make a fully informed decision in an expeditious manner. Before issuing his or her final decision, the expert shall issue a draft report and allow the Parties to comment on it. The expert shall endeavor to resolve the Dispute within thirty (30) days (but no later than ninety (90) days) after his or her appointment, taking into account the circumstances requiring an expeditious resolution of the matter in Dispute. The expert’s decision shall be final and binding on the Parties and not subject to any rights of appeal.

28.15   Waiver of Sovereign Immunity

Any Party that now or hereafter has a right to claim sovereign immunity for itself or any of its assets hereby waives any such immunity to the fullest extent permitted by the laws of any applicable jurisdiction. This waiver includes immunity from:

(a)	any expert determination, mediation, or arbitration proceeding commenced pursuant to this Licence;

(b)	any judicial, administrative or other proceedings to aid the expert determination, mediation or arbitration commenced pursuant to this Licence;

(c)
any effort to confirm, enforce or execute any decision,
settlement, award, judgment, service of process, execution order or attachment (including pre- judgment attachment) that results from an expert determination, mediation, arbitration or any judicial or administrative proceedings commenced pursuant to this Licence.

Each Party acknowledges that its rights and obligations hereunder are of a commercial and not a government nature.

28.16    Government’s Dispute Resolution Financing Option

(a)
If there is a Dispute prior to the first payment by the Licensee of a royalty pursuant to Clause 7.2. the Government may by written notice to the Licensee require  that  the  Licensee  promptly  reimburse  the  Government  for  out-of- pocket costs reasonably incurred by the Government in relation to the conduct of that Dispute, including in relation to the retention by the Government of international and domestic legal counsel and one or more experts.

(b)
The aggregate amount of costs for which the Government may be reimbursed pursuant to Clause 28.16(a) during the Term shall be two million Dollars ($2,000,000) or one hundred percent (100%) of jointly validated incurred expenses by the Government, whichever is larger.

(c)
Subject to any confidentiality obligations and except to the extent that it would prejudice its right to claim legal or other privileges, the Government shall provide invoices and other reasonable supporting documents in relation to any claim for reimbursement under Clause 28.16.

(d)
The  Licensee’s  obligation  to  pay  the  royalty  under  Article  7  shall  not commence until the royalty amount that the Licensee would otherwise have paid under Article 7 is equal to 200% of the aggregate amount (if any) that the Licensee paid to the Government under Clause 28.16(a).

(e)
The arbitrator(s) or expert that finally determines a Dispute pursuant to this Article  28  may  as  part  of  the  related  award  require  the  Government  to promptly repay to the Licensee some or all of the costs paid by the Licensee to the Government under Clause 28.16(a), with such interest thereon as the arbitrator(s) or expert determines is appropriate. Any costs repaid by the Government under this Clause 28.16(e) shall not be included in the calculation of amounts paid to the Government for the purpose of Clause 28.16(d).

28.17   Confidentiality of Dispute Resolution Proceedings

The Parties shall keep confidential and not use for any collateral or ulterior purpose the subject  matter  of  an  arbitration  or  expert  determination  hereunder  and  all  information (whether given orally, in writing or otherwise) produced for, or arising in relation to, the arbitration or expert determination hereunder including any award arising out of it except insofar as is necessary to implement and enforce any award or otherwise as required by law.

ARTICLE 29:     INDEMNITY

29.1      Indemnity

The Licensee shall at all times keep the Government indemnified in accordance with Section 41 of the Act.

ARTICLE 30:     NOTICES

30.1      Method of Notice

Any notice or other document given by one Party to another under or in connection with this Licence shall:

(a)
if transmitted by fax, be deemed to have been given and received at the place of receipt on the next business day in the country of receipt, following the day of sending, provided that the sender has received telephone confirmation from the recipient of receipt of same on or before the date transmission is deemed to have been received as above;

(b)
if transmitted by email, be deemed to have been given and received at the place of receipt on the next business day in the country of receipt, following the day of sending, provided that the sender has received telephone confirmation from the recipient of receipt of same on or before the date transmission is deemed to have been received as above;

(c)
if hand delivered, be deemed to have been given and received at the place of receipt on the date of delivery, provided that if such date is a day other than a business day in the place of receipt, such notice or document shall be deemed to have been given and received at the place of receipt on the first business day thereafter in the place of receipt; and

(d)
if mailed, be deemed to have been given and received at the place of receipt on the date of actual receipt. Provided that in the event of a postal disruption, such notices or documents must either be hand delivered or sent by fax or email.

30.2      Addresses for Notice

All notices under this Licence shall be addressed:

(a)
If to the Government, or the Minister of Petroleum, to:

The Government of The Republic of The Gambia
Attn:  Minister of Petroleum
Ministry of Petroleum
Futurelec Building
Bertil Harding Highway
Kotu, KMC The Gambia
Facsimile:+220-4465401

with a copy to the Commissioner.

(b)	If to the Commissioner, to: Commissioner for Petroleum Ministry of Petroleum Futurelec Building Bertil Harding Highway Kotu, KMC The Gambia Facsimile:+220-4465401

and

(c)
If to the Licensee, to: CAMAC Energy Inc.

Attn: Senior Vice
President (Exploration & Production)
1330 Post Oak Boulevard, Suite 2575
Houston, Texas 77056
U.S.A. Telephone: +1 713-797-2940
Facsimile: +1 713-797-2990

with a copy to:
CAMAC Energy Inc. Attn: General Counsel 1330 Post Oak Boulevard, Suite 2575 Houston, Texas 77056 U.S.A. Telephone: +1 713-797-2940 Facsimile: +1 713-797-2990

ARTICLE 31:    MISCELLANEOUS

31.1      Stability

If any change to any Applicable Laws or introduction of any new Applicable Laws, other than a Health, Safety and Environment Laws, results in a material change in the net economic benefits that the Licensee enjoys under this Licence immediately prior to that change in Applicable Laws, the Parties shall meet and act in good faith in attempting to negotiate those revisions to the Licence for the benefits of both Parties.

31.2      Inconsistencies

Subject to the preamble of Clause 1.1, in the event of a clear conflict or clear inconsistency between a provision of this Licence and a provision of the Act, the provision of the Act shall prevail to the extent of the clear conflict or clear inconsistency. In the event of a clear conflict or clear inconsistency between a provision of this Licence and a provision of the Tax Schedule, the provision of the Tax Schedule shall prevail to the extent of the clear conflict or clear inconsistency.

31.3      Waivers

No failure or delay by any Party in exercising any of its rights under the Licence shall operate as a waiver thereof, nor shall any single or partial exercise preclude any other or further exercise of such rights.

31.4      Amendments

No variation of this Licence shall be effective unless in writing and signed by the Minister of Petroleum and the Licensee.

31.5      Time of the Essence

Time shall be of the essence in this Licence.

31.6      Payments

Except as expressly indicated otherwise, all sums of money referred to in this Licence are expressed and shall be payable in Dollars. All payments shall be in immediately available funds.

31.7      Entire Agreement

This Licence constitutes the entire agreement between the Parties and supersedes all prior agreements, representations, warranties, statements, promises, information, arrangements and understandings, whether oral or written, express or implied, with respect to the subject matter hereof.

31.8      Successors and Assigns

This Licence shall be binding upon the Parties hereto and their respective administrators, successors and assigns.

31.9      Severability

Wherever possible, this Licence, and all documents contemplated hereunder, shall be construed and interpreted so as to be effective and valid under Applicable Laws. If any provision of this Licence or any document contemplated hereunder, for any reason shall be deemed invalid or prohibited under Applicable Laws, such provision shall be invalid or prohibited only to the extent of such invalidity or prohibition, which shall not invalidate the remainder of such provision or the remaining provisions of this Licence.

IN WITNESS WHEREOF the Parties have executed this Licence by their proper officers duly authorized on their behalf on the first date above written.

THE REPUBLIC OF THE GAMBIA Represented for these purposes by the Minister of Petroleum		CAMAC Energy A5 (Gambia) Ltd.

Per:	/s/ Teneng Mba Jaiteh	Per:	/s/ Kase Lawal
	Hon. Minister of Petroleum		Dr. Kase Lawal
	Mrs. Teneng Mba Jaiteh		Chairman/CEO

ANNEX “A”

DESCRIPTION OF LICENCE AREA

The licence area referenced in the definition of Licence Area is the area marked by light- green shade in the map of Annex B. The area is rectangular with the area and the coordinates as follows:

Block A5
AREA (KM2)	1,383.79
NW Corner	13 Deg 20 Min 00 Sec N 17 Deg 40 Min 00 Sec W
NE Corner	13 Deg 20 Min 00 Sec N 17 Deg 15 Min 00 Sec W
SE Corner	13 Deg 03 Min 27 Sec N 17 Deg 15 Min 00 Sec W
SW Corner	13 Deg 03 Min 27 Sec N 17 Deg 40 Min 00 Sec W

ANNEX “B”

MAP OF LICENCE AREA

ANNEX “C”

ROYALTY

Tranche of Production Average Daily Production During Month1 (bopd)		ROYALTY
from	to
0	24,999	12.5%
25,000	49,999	12.5%
50,000	74,999	12.5%
75,000	99,999	12.5%
100,000	124,999	13%
125,000	149,999	13%
150,000	174,999	13%
175,000	199,999	13%
200,000	224,999	15.5%
225,000	249,999	15.5%
250,000	274,999	15.5%
275,000	299,999	15.5%
300,000	324,999	16.5%
325,000	349,999	16.5%
350,000	374,999	16.5%
375,000	399,999	17.5%
400,000	424,999	18.5%
425,000	449,999	18.5%
450,000	474,999	19.5%
475,000	499,999	20.5%
500,000	524,999	20.5%
525,000	549,999	20.5%
550,000	574,999	21.5%
575,000	599,999	21.5%

600,000	624,999	22.5%
625,000	649,999	22.5%
650,000	674,999	22.5%
675,000	699,999	22.5%
700,000	724,999	23.5%
725,000	749,999	23.5%
750,000	774,999	24.5%
775,000	799,999	24.5%
800,000	824,999	25%
825,000	849,999	25%
850,000	874,999	25%
875,000	899,999	25%
900,000	924,999	25%
925,000	949,999	25%
950,000	974,999	25%
975,000	999,999	25%
Over 1,000,000		25%

Notes:

1.
The “Average Daily Production” described above shall be calculated by aggregating the daily Production (in Barrels) from the relevant Development and Production Area in each relevant month and dividing by the number of days in that relevant month the Licensee Produced Crude Oil.

ANNEX “D”

FORM OF BANK GUARANTEE

[This Bank Guarantee is to be issued by a First Class International Bank reasonably acceptable to The Gambia]

BENEFICIARY: The Republic of The Gambia

APPLICANT:

AMOUNT:

Dear Sir or Madam:

This guarantee is provided pursuant to the Petroleum Licence between The Republic of The Gambia  (“The  Gambia”)  and  _________ (the  “Licensee”),  dated  [  ____ ],  (the“Licence”).  Under Article 17 of the Licence, the Licensee is required to provide The Gambia with a bank guarantee to guarantee the payment by the Licensee of the amount stipulated in Section 2 belowunder the Licence and the Petroleum (Exploration, Development and Production) Act 2004 (the “Act”), including without limitation in respect of the Licensee’s minimum work obligations, indemnity obligations, rehabilitation obligations and obligations in respect of environmental liabilities (the “Guaranteed Obligations”).

1.	The [ ____ ] Bank hereby agrees to act as guarantor of the payment by the Licensee of all amounts due to The Gambia by the Licensee under the Licence and the Act.

2.
The Obligation assumed by [ _____ ] Bank under this bank guarantee shall be limited to the payment to The Gambia of the amounts claimed in any demands for payment delivered by The Gambia pursuant to Section 4 below, provided that the amount of  any such payment shall not, when aggregated with any other payments previously made  to  The  Gambia  under  this  bank  guarantee,  exceed  [ ____ ] United States Dollars (the “Maximum Aggregate Liability”).  The [ ____ ] Bank’s liability to pay The Gambia in respect of expenses pursuant to Section 10 or in respect of interest pursuant to Section 11 shall not be subject to the limitation on liability set forth in this Section 2.

3.	This bank guarantee is irrevocable, unconditional and automatically enforceable.

4.	Our payment obligations under this bank guarantee are due and owing upon presentation, prior to the expiry of this bank guarantee, of a letter addressed to the bank by The Gambia:

(a)
claiming the payment of an amount not exceeding the Maximum Aggregate Liability (when aggregated with all previous claims made and paid hereunder) together  with  any  amounts  due  under  Sections  10  and  11  of  this  bank guarantee; and

(b)	declaring that the Licensee has failed to perform one or more of its Guaranteed Obligations and that the amount claimed is therefore due and payable to The Gambia.

5.	The Gambia may make multiple claims under this bank guarantee.

6.
We  hereby  waive  diligence,  presentment,  demand  for  payment,  protest,  any requirement that The Gambia exhaust any right or power or take any action against the Licensee, all notices (whether of non-payment by the Licensee, dishonour, protest or otherwise) and all demands whatsoever. Our obligations hereunder are continuing, absolute and unconditional, and will not be in any way affected by giving of time or any forbearance by The Gambia, the waiver or consent by The Gambia with respect to any provision of the Licence, and irrespective of the validity, regularity, enforceability or value of the Licence, or by any other circumstances which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, all of which are hereby expressly waived.

7.
Our obligations hereunder shall be paid in United States Dollars to the bank account designated by The Gambia, free and clear of and without reduction by reason of any and all present and future taxes, levies, imposts, deductions, assessments, charges of withholdings whatsoever levied, assessed, imposed or collected with respect thereto by any governmental authority in any jurisdiction.  We shall bear and pay any and all fees and expenses in relation to or in connection with any demand for payment under this Letter of Guarantee.

8.	We hereby waive all and any of the rights as surety which may at any time be inconsistent with any of the above provisions.

9.	This bank guarantee shall be effective immediately and expire on the first to occur of:

(a)	our receipt from The Gambia of written confirmation that it has issued to theLicensee that final Closure Certificate relating to the Licence Area; and

(b)	our payment to The Gambia of amounts that are, in aggregate, equal to the Maximum Aggregate Liability plus any interest and expenses payable by us pursuant to Sections 10 and 11.

10.
The [ ____ ] Bank shall pay for or reimburse The Gambia for any and all out-of- pocket costs or expenses, including all fees and disbursements of counsel (located in jurisdiction outside of The Gambia or otherwise), reasonably incurred or suffered by The Gambia in connection with any enforcement by The Gambia of its rights under this bank guarantee, such costs or expenses to bear interest calculated at the rate set out in Section 56 of the Act.

11.
The Guaranteed Obligations or the unpaid portion thereof from time to time shall bearinterest  payable  by  the  [ ____ ] Bank to The Gambia from the date of demand pursuant to Section 4 to the date of payment (and both before and after judgment) at the rate set out in Section 56 of the Act.

12.	This bank guarantee shall be governed by the laws of [ ____ ] (without regard to the conflict of laws rules thereof).

Yours truly,
The Bank ______________

[LETTERHEAD OF THE MINISTER OF PETROLEUM]

Schedule “A”

FORM OF DEMAND

(DRAWING CERTIFICATE)

TO:          [ __________ ]

Attention:  [to be inserted by Bank] Department

Dear Sir or Madam:

The undersigned refers to your Letter of Credit No. [ ____ ] issued by you in respect of [ ____ ] and bearing issue date [ ____ ], and makes demand in the aggregate amount of $[ ____ ] in lawful money of the United States of America. The undersigned certifies that:

(a)	such amount is due and payable in respect of unperformed obligations of [ ____ ] pursuant to the terms of its Petroleum Licence dated [ ____ ] with The Republic of The Gambia; and

(b)
the persons whose names appear below are duly authorized signing officers of the Minister of Petroleum, responsible for Petroleum industry of The Republic of The Gambia for the purpose of making this demand.

DATED  this ______ day of _____, 201 ___.

[INSERT NAME]